Exhibit 10.3

EXECUTION VERSION

AMENDED AND RESTATED LOAN AGREEMENT

DATED AS OF AUGUST 8, 2007

AMONG

JARDEN RECEIVABLES, LLC, AS BORROWER,

JARDEN CORPORATION, AS INITIAL SERVICER,

THREE PILLARS FUNDING LLC, AS LENDER,

AND

SUNTRUST ROBINSON HUMPHREY, INC., AS ADMINISTRATOR

i

ARTICLE VI. INCREASED COSTS, ETC.			33

Section 6.1	Increased Costs		33
Section 6.2	Broken Funding Costs		34
Section 6.3	Withholding Taxes		34

ARTICLE VII. CONDITIONS TO BORROWING			35

Section 7.1	Initial Loan		35
	7.1.1	Resolutions	35
	7.1.2	Consents, etc.	35
	7.1.3	Incumbency and Signatures	35
	7.1.4	Good Standing Certificates	35
	7.1.5	Financing Statements	35
	7.1.6	Search Reports	35
	7.1.7	Fee Letter; Payment of Fees	36
	7.1.8	Receivables Contribution and Sale Agreement	36
	7.1.9	Opinions of Counsel	36
	7.1.10	Lender Note	36
	7.1.11	Monthly Report	36
	7.1.12	Lock Box Account Agreements	36
	7.1.13	Releases	36
	7.1.14	Performance Undertaking	36
	7.1.15	Intercreditor Agreement	36
	7.1.16	2006 Financial Statements	36
	7.1.17	2006 Servicing Certificate	37
	7.1.18	K2 Acquisition	37
	7.1.19	Other	37
Section 7.2	All Advances		37
	7.2.1	No Default, etc.	37
	7.2.2	Borrowing Request, etc.	37
	7.2.3	Commitment Termination Date	38
	7.2.4	Accounts	38

ARTICLE VIII. REPRESENTATIONS AND WARRANTIES			38

Section 8.1	Existence and Power		38
Section 8.2	Power and Authority; Due Authorization, Execution and Delivery		38
Section 8.3	No Conflict		39
Section 8.4	Governmental Authorization		39
Section 8.5	Actions, Suits		40
Section 8.6	Binding Effect		40
Section 8.7	Accuracy of Information		40
Section 8.8	Margin Regulations; Use of Proceeds		41
Section 8.9	Good Title		41
Section 8.10	Perfection		41
Section 8.11	Places of Business and Locations of Records		41

Section 8.12	Accounts		41
Section 8.13	No Material Adverse Effect		42
Section 8.14	Names		42
Section 8.15	Ownership of the Borrower; No Subsidiaries		42
Section 8.16	Not an Investment Company		42
Section 8.17	Compliance with Credit and Collection Policy		42
Section 8.18	Solvency		42
Section 8.19	Eligible Receivables		43
Section 8.20	Sales by Originators		43
Section 8.21	Ordinary Course of Business		43
Section 8.22	K2 Acquisition		43
Section 8.23	Receivables as Accounts		43
Section 8.24	Security Interest		43
Section 8.25	Priority		43

ARTICLE IX. COVENANTS OF BORROWER AND SERVICER			44

Section 9.1	Affirmative Covenants		44
	9.1.1	Compliance with Laws, Etc.	44
	9.1.2	Preservation of Legal Existence	44
	9.1.3	Performance and Compliance with Receivables	44
	9.1.4	Credit and Collection Policy	45
	9.1.5	Reporting Requirements	45
	9.1.6	Use of Proceeds	47
	9.1.7	Separate Legal Entity	47
	9.1.8	Adverse Claims on Receivables	48
	9.1.9	Further Assurances	48
	9.1.10	Servicing	49
	9.1.11	Inspection	49
	9.1.12	Cooperation	49
	9.1.13	Facility	49
	9.1.14	Accounts	50
Section 9.2	Negative Covenants		50
	9.2.1	Sales, Liens, Etc.	50
	9.2.2	Mergers, Acquisitions, Sales, Subsidiaries, etc.	50
	9.2.3	Change in Business; Change in Credit and Collection Policy	51
	9.2.4	Other Debt	51
	9.2.5	Organizational Documents	51
	9.2.6	Jurisdiction of Organization; Location of Records	51
	9.2.7	Financing Statements	52
	9.2.8	Business Restrictions	52
	9.2.9	Other Agreements; Performance Undertaking	52
	9.2.10	Maintenance of Ownership and Perfection	52

ARTICLE X. SIGNIFICANT EVENTS AND THEIR EFFECT			53

Section 10.1	Events of Default		53

	10.1.1	Non-Payment of Loans, Etc.	53
	10.1.2	Non-Compliance with Other Provisions	53
	10.1.3	Breach of Representations and Warranties	53
	10.1.4	Bankruptcy	53
	10.1.5	Tax and ERISA Liens	53
Section 10.2	Amortization Events		53
	10.2.1	Servicer Event of Default	53
	10.2.2	Collateral Reporting	54
	10.2.3	Borrowing Base Deficit	54
	10.2.4	Default Ratio	54
	10.2.5	Dilution Ratio	54
	10.2.6	Delinquency Ratio	54
	10.2.7	Accounts Receivable Turnover Ratio	54
	10.2.8	Event of Default	54
	10.2.9	Validity of Transaction Documents	54
	10.2.10	Termination Date	54
	10.2.11	Performance Undertaking	54
	10.2.12	Change of Control	54
	10.2.13	Judgments	55
Section 10.3	Effect of Significant Event		55
	10.3.1	Optional Termination	55
	10.3.2	Automatic Termination	55
	10.3.3	Notice to Rating Agencies	55

ARTICLE XI. THE SERVICER			55

Section 11.1	Jarden as Initial Servicer		55
Section 11.2	Certain Duties of the Servicer		55
	11.2.1	Authorization to Act as the Borrower’s Agent	56
	11.2.2	Servicer to Act as Collection Agent	56
	11.2.3	Collections	58
	11.2.4	Settlement	59
Section 11.3	Servicing Compensation		59
Section 11.4	Agreement Not to Resign		59
Section 11.5	Designation of the Servicer		60
Section 11.6	Termination		60
Section 11.7	Servicer Events of Default		60
	11.7.1	Failure to Make Payments and Deposits	60
	11.7.2	Non-Compliance with Other Provisions	60
	11.7.3	Delegation	60
	11.7.4	Breach of Representations and Warranties	60
	11.7.5	Bankruptcy	60
	11.7.6	Judgments	60
	11.7.7	Cross-Default to Material Debt	61

v

AMENDED AND RESTATED LOAN AGREEMENT

THIS AMENDED AND RESTATED LOAN AGREEMENT is made and entered into as of August 8, 2007, among:

(a) JARDEN RECEIVABLES, LLC, a Delaware limited liability company (the “Borrower”),

(b) JARDEN CORPORATION, a Delaware corporation (together with its successors, “Jarden”), in its capacity as the initial servicer (in such capacity, together with its successors and permitted assigns in such capacity, the “Servicer”),

(c) THREE PILLARS FUNDING LLC, a Delaware limited liability company (together with its successors and permitted assigns, the “Lender”), and

(d) SUNTRUST ROBINSON HUMPHREY, INC., a Tennessee corporation, as agent and administrator for the Lender (in such capacity, together with its successor and assigns in such capacity, the “Administrator”), and amends and restates in its entirety that certain Loan Agreement dated as of August 24, 2006 among the parties hereto (the “Existing Agreement”).

BACKGROUND

1. The Borrower desires that the Lender extend financing to the Borrower.

2. The Lender is willing to extend such financing on the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein contained, the parties hereto agree as follows:

ARTICLE I.

DEFINITIONS

Section 1.1 Defined Terms. As used in this Agreement, (a) capitalized terms used and not otherwise defined in this Agreement or the exhibits hereto are used with the meanings attributed thereto in the Receivables Contribution and Sale Agreement (hereinafter defined), and (b) the following terms have the following meanings:

“Accounts Receivable Turnover Ratio” means, for any Calculation Period, the ratio computed as of the most recent Calculation Date by dividing (a) the aggregate amount of Credit Sales during the 12 months ending on such Calculation Date by (b) the average month-end amount of the aggregate Unpaid Balance of Receivables during the 12 months ending on such Calculation Date.

“Additional Information Report” means any information, document, record or report delivered pursuant to Section 9.1.5(f) of the Agreement.

“Administrator” has the meaning set forth in the preamble to this Agreement.

“Advance” means the Loans made on any given date.

“Advance Rate” means the percentage equal to (a) 100% minus (b) the Reserve Percentage.

“Adverse Claim” means any lien (statutory or other), mortgage, pledge, hypothecation, assignment, encumbrance or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, the interest of a vendor or lessor under any conditional sale, capitalized lease or other title retention agreement).

“Affected Party” means each of the Lender, any Liquidity Bank, any Support Provider, any permitted assignee of any of the foregoing, any holder of a participation interest in the rights and obligations of any of the foregoing, and any holding company of Bank.

“Affiliate” of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person. A Person shall be deemed to control another Person if the controlling Person (i) is the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act) of greater than or equal to ten percent (10%) or more of the combined voting power of the controlled Person (giving effect to the relative voting rights associated with the voting securities or other voting interests held by the controlling Person) or (ii) possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of equity interests, by contract or otherwise; provided that under no circumstance shall the Administrator or the Lender be deemed to be an Affiliate of the Borrower or vice versa.

“Aggregate Eligible Balance” means, on any date of determination, (i) with respect to all Eligible Receivables, (a) the aggregate Unpaid Balance of all Eligible Receivables at such time minus (b) all Contractual Dilutions, (ii) with respect to Eligible Extended Term A Receivables, (a) the aggregate Unpaid Balance of all Eligible Extended Term A Receivables at such time minus (b) Contractual Dilutions of Eligible Extended Term A Receivables, (iii) with respect to Eligible Extended Term B Receivables, (a) the aggregate Unpaid Balance of all Eligible Extended Term B Receivables at such time minus (b) Contractual Dilutions of Eligible Extended Term B Receivables and (iv) with respect to Eligible Foreign Receivables, (a) the aggregate Unpaid Balance of all Eligible Foreign Receivables at such time minus (b) Contractual Dilutions of Eligible Foreign Receivables.

“Agreement” means this Loan Agreement, as it may be amended, supplemented, restated or otherwise modified from time to time in accordance with the terms hereof.

“Alternative Rate” means:

(a) for any Interest Period while the LIBOR Rate is unavailable, an interest rate per annum equal to the sum of (i) the Base Rate, plus (ii) the Applicable Margin,

(b) for any Interest Period until the Lender has received not less than three (3) Business Days’ prior notice that the Borrower wishes to select a LIBOR Rate, an interest rate per annum equal to the sum of (i) the Base Rate, plus (ii) the Applicable Margin, and

(c) at all other times, an interest rate per annum equal to the sum of (i) the LIBOR Rate applicable to such Interest Period, plus (ii) the Applicable Margin.

“Alternative Rate Loan” means any Loan that is not funded with Commercial Paper Notes, including, without limitation, any Loan from and after the time, if any, when the Lender transfers such Loan, or borrows to finance such Loan, under its Liquidity Agreement.

“Amortization Event” means any of the events described in Section 10.2.

“Applicable Margin” has the meaning specified in the Fee Letter.

“Authorized Officer” means the chief executive officer, president, chief financial officer, treasurer, assistant treasurer or controller of any Person and, in the case of Originators, Servicer and Borrower, any additional person or persons authorized pursuant to a duly executed and completed authorization certificate substantially in the form of Exhibit H hereto.

“Bank” means SunTrust Bank, a Georgia banking corporation.

“Bankruptcy Code” means the United States Bankruptcy Code, 11 U.S.C. § 101 et seq., as amended.

“Base Rate” means, on any date of determination, a fluctuating rate of interest per annum equal to the higher of (a) the Prime Rate, or (b) the Federal Funds Rate most recently determined by the Bank plus 0.50% per annum.

“Borrower” has the meaning set forth in the preamble to this Agreement.

“Borrower Financial Statements” means the financial statements required to be delivered by the Borrower described in Section 9.1.5(a)(i) of the Agreement.

“Borrower Representation” means any representation or warranty made by the Borrower to the Administrator and the Lender contained in Article VIII of the Agreement.

“Borrower’s Account” means account no 5801010603 at LaSalle Bank National Association in Chicago, Illinois, ABA #071000505.

“Borrowing Base” means, on any date of determination, an amount equal to the product of (a) the Advance Rate as of the most recent Calculation Date times (b) the Net Receivables Balance.

“Borrowing Base Deficit” means, on any date of determination, an amount equal to the excess, if any, of (a) the aggregate principal amount of all outstanding Advances at such time over (b) the sum of (i) the Borrowing Base plus (ii) all Collections on deposit at such time in the Collection Account.

“Borrowing Request” means a notice in the form of Exhibit A specifying the date and amount of the requested Advance and the duration of the requested CP Tranche Period.

“Broken Funding Costs” means:

(a) for any CP Loan which (i) has its principal reduced on any date other than the last day of the applicable CP Tranche Period or (ii) which is assigned by the Lender to its Liquidity Banks under the Liquidity Agreement or any other applicable Support Agreement, an amount equal to the excess, if any, of (A) the amount of interest that would have accrued at the Commercial Paper Rate during the remainder of the applicable Interest Periods or CP Tranche Periods for the Commercial Paper Notes subsequent to the date of such reduction or assignment of the principal of such Loan if such reduction or assignment had not occurred, over (B) the sum of (1) to the extent all or a portion of such principal is allocated to another Loan, the amount of interest actually accrued during the remainder of such period on such principal for the new Loan, and (2) to the extent such principal is not allocated to another Loan, the income, if any, actually received during the remainder of such period by the holder of such Loan from investing the portion of such principal not so allocated,

(b) for any CP Loan or LIBOR Loan not prepaid following delivery of any prepayment notice, the reasonable expenses, if any, actually incurred by the applicable the Lender following receipt of such prepayment notice and in connection therewith, and

(c) for any LIBOR Loan that is prepaid on a date other than the last day of its Interest Period, the excess, if any, of (A) the amount of interest that would have accrued at the LIBOR Rate during the remainder of the applicable Interest Periods subsequent to the date of such prepayment if such prepayment had not occurred, over (B) the sum of (1) to the extent all or a portion of such principal is allocated to another Loan, the amount of interest actually accrued during the remainder of such period on such principal for the new Loan, and (2) to the extent such principal is not allocated to another Loan, the income, if any, actually received during the remainder of such period by the holder of such Loan from investing the portion of such principal not so allocated

All Broken Funding Costs shall be due and payable hereunder upon demand.

“Business Day” means any day on which (a) commercial banks in New York, New York, and Atlanta, Georgia, are not authorized or required to be closed and The Depository Trust Company of New York is open for business, and (b) in the case of a Rate Setting Date for Loans bearing interest by reference to the LIBOR Rate, banks are open for business in London, England.

“Calculation Date” means the last day of each Calculation Period.

“Calculation Period” means a calendar month.

“Charge-Off” means a Receivable not previously deemed a Defaulted Receivable that is written-off by the Servicer or should, in accordance with the Credit and Collection Policy, be written-off.

“Closing Date” means August 8, 2007.

“Coleman” means The Coleman Company, Inc., a Delaware corporation.

“Coleman IRB Indentures” means, collectively, (a) each of the indenture and each supplemental indenture listed on Schedule A hereto and (b) each supplemental indenture entered into by Coleman after the Closing Date on substantially the same terms as the Coleman IRB Indentures entered into prior to the Closing Date.

“Coleman IRB Leases” means collectively, (a) each lease and each supplemental lease listed on Schedule B hereto and (b) each supplemental lease entered into by Coleman after the Closing Date on substantially the same terms as the Coleman IRB Leases entered into prior to the Closing Date.

“Collateral” has the meaning set forth in Section 5.1(a).

“Collection Account” means that certain deposit account maintained with the Bank in Borrower’s name which is to be identified as “Jarden Receivables, LLC Collection Account” and which is pledged, on a first-priority basis, to the Administrator pursuant to Section 5.1(a).

“Collections” means, with respect to any Receivable, all cash collections and other cash proceeds in respect of such Receivable, including, without limitation, all yield, Finance Charges or other related amounts accruing in respect thereof and all cash proceeds of Related Security with respect to such Receivable.

“Commercial Paper Notes” means short-term promissory notes issued by the Lender to fund its Loans or investments in receivables or other financial assets.

“Commercial Paper Rate” means, for any CP Tranche Period, a rate per annum equal to the sum of (i) the rate or, if more than one rate, the weighted average of the rates, determined by converting to an interest-bearing equivalent rate per annum the discount rate (or rates) at which the Commercial Paper Notes outstanding during such CP Tranche Period have been or may be sold by any placement agent or commercial paper dealer selected by the

Administrator, plus (ii) the commissions and charges charged by such placement agent or commercial paper dealer with respect to such Commercial Paper Notes, expressed as a percentage of the face amount thereof and converted to an interest-bearing equivalent rate per annum.

“Commitment Termination Date” means, the earliest to occur of (i) the Scheduled Commitment Termination Date, (ii) the date of any termination of the Lender’s Commitment pursuant to Section 2.6, (iii) the effective date on which the Lender’s Commitment is terminated pursuant to Section 10.3, and (iv) the Liquidity Termination Date of the Lender.

“Concentration Limit” has the meaning set forth in Exhibit F hereto.

“Contract” means either (i) a written agreement between an Originator and an Obligor, or (ii) an invoice issued by an Originator to an Obligor, in either of the foregoing cases, pursuant to which such Obligor is obligated to pay for goods, merchandise and/or services.

“Contractual Dilution” means, with respect to any Receivable, the applicable Obligor’s right to receive (a) any rebate for cash payment, (b) any rebate for volume purchases or co-op advertising programs, (c) any credit for new product returns but not for guaranteed sales, and (d) any credit issued to cancel invoices issued in error.

“Covered Taxes” means Taxes other than Excluded Taxes.

“CP Loan” means a Loan made by the Lender at any time it is funded or maintained with the proceeds of Commercial Paper Notes.

“CP Tranche Period” means a period of days from one (1) Business Day up to the number of days necessary to extend such period to include the next Distribution Date, commencing on a Business Day which period is either (i) requested by the Borrower and agreed to by the Lender or (ii) in the absence of such request and agreement, selected by the Lender (it being understood that the goal shall be to select a period which ends on or as close to the next Distribution Date as possible).

“Credit and Collection Policy” means, with respect to any Receivable, credit and collection policies and practices relating to Contracts and Receivables existing on the Closing Date and delivered to the Borrower and the Administrator prior to the Closing Date, as modified from time to time in accordance with Section 9.2.3.

“Credit Sales” means, for any Calculation Period, the aggregate amount of all trade receivables with credit terms of any kind originated by all Originators during such Calculation Period.

“Days Sales Outstanding Ratio” means, for any Calculation Period, the ratio computed as of the most recent Calculation Date by dividing (a) 360 by (b) the Accounts Receivable Turnover Ratio for the most recent Calculation Period.

“Debt” of any Person means, without duplication, (i) all indebtedness of such Person for borrowed money, (ii) all indebtedness of such Person for the deferred purchase price of property or services (other than property and services purchased, and expense accruals and deferred compensation items arising, in the ordinary course of business), (iii) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments (other than performance, surety and appeal bonds arising in the ordinary course of business), (iv) all indebtedness (excluding prepaid interest thereon) of such Person created or arising under any conditional sale or other title retention agreement which is secured by a Lien on property owned or being purchased by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (v) all obligations of such Person under leases which have been or should be, in accordance with GAAP, recorded as capital leases, to the extent required to be so recorded, (vi) all reimbursement, payment or similar obligations of such Person, contingent or otherwise, under acceptance, letter of credit or similar facilities (other than letters of credit in support of trade obligations or in connection with workers’ compensation, unemployment insurance, old-age pensions and other social security benefits in the ordinary course of business), (vii) all net obligations of such Person in respect of interest rate swap, cap, collar, swaption, option or similar agreements, (viii) all obligations arising in connection with a sale or other transfer of any of such Person’s financial assets which are, or are intended to be, classified as loans for federal tax purposes, and (ix) all Debt referred to in clauses (i) through (viii) above guaranteed directly or indirectly by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement (A) to pay or purchase such Debt or to advance or supply funds for the payment or purchase of such Debt, (B) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Debt or to assure the holder of such Debt against loss in respect of such Debt, (C) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered) or (D) otherwise to assure a creditor against loss in respect of such Debt (it being understood that, unless such Person shall have assumed or become liable for the payment of such Debt, the amount of such Debt shall be the lesser of (A) the fair market value of the property securing such Debt and (B) the stated principal amount of such Debt) and (y) so long as Coleman is the owner of all of the outstanding industrial revenue bonds issued pursuant to the Coleman IRB Indentures, the obligations of Coleman under the Coleman IRB Indentures and the Coleman IRB Leases shall not be considered Indebtedness.

“Default Rate” means the sum of (i) the Base Rate applicable from time to time, plus (ii) 2.00% per annum.

“Default Ratio” means, for any Calculation Period, the ratio (expressed as a percentage) computed as of the most recent Calculation Date by dividing (a) the sum (without double counting) of (i) the Unpaid Balance of Receivables that became Defaulted Receivables during such Calculation Period ending on such Calculation Date, plus (ii) the Unpaid Balance of Receivables that became Charge-Offs during such Calculation Period ending on such Calculation Date by (b) Credit Sales for Calculation Period ending 3 months prior to such Calculation Date.

“Defaulted Receivable” means, for any Calculation Period, any Receivable (i) which the Servicer has or should have charged-off or deemed uncollectible in accordance with the Credit and Collection Policy after taking a reasonable time to apply Collections received to applicable invoices and reconcile the amount of such Receivable, (ii) as to which, as of such date of determination, any payment, or part thereof, remains unpaid for 61 days or more past the due date for such payment, determined by reference to the original contractual payment terms of such Receivable or (iii) unless each of the Administrator in its sole discretion has otherwise agreed, as to which the Obligor thereon has suffered an Event of Bankruptcy.

“Defective Receivable” has the meaning assigned to it in Section 1.5 of the Receivables Contribution and Sale Agreement.

“Delinquency Ratio” means, for any Calculation Period, the ratio (expressed as a percentage) computed as of the most recent Calculation Date, by dividing (a) the aggregate Unpaid Balance of Receivables that became Delinquent Receivables during the Calculation Period ending on such Calculation Date by (b) the aggregate Unpaid Balance of all Receivables as of such Calculation Date.

“Delinquent Receivable” means, for any Calculation Period, any Receivable as to which, as of such date of determination, any payment, or part thereof, remains unpaid for 31 or more days but less than 61 days past the due date for such payment, determined by reference to the original contractual payment terms of such Receivable.

“Dilution Horizon Ratio” means, for any Calculation Period, the ratio (expressed as a percentage) computed as of the most recent Calculation Date by dividing (a) an amount equal to the sum of (i) Credit Sales for the Calculation Period ending on such Calculation Date plus (ii) 67% of the Credit Sales for the Calculation Period immediately preceding the Calculation Period described in clause (i) by (b) an amount equal to the Net Receivables Balance as of such Calculation Date.

“Dilution Ratio” means, for any Calculation Period, the ratio (expressed as a percentage) computed as of the most recent Calculation Date by dividing (a) Dilutions for the Calculation Period ending on such Calculation Date by (b) Credit Sales for the Calculation Period ending 2 months prior to such Calculation Date.

“Dilution Reserve” means, for any Calculation Period, the product computed as of the most recent Calculation Date, of (a) the sum of (i) the product of (x) the Stress Factor times (y) the Expected Dilution Ratio plus (ii) the product of (x) the positive difference, if any, between (1) the Dilution Spike Rate minus (2) the Expected Dilution Ratio times (y) a ratio computed by dividing (1) the Dilution Spike Rate by (2) the Expected Dilution Ratio times (b) the Dilution Horizon Ratio.

“Dilution Spike Rate” means, for any Calculation Period, the highest 2 month average Dilution Ratio over the 12-month period ending on the most recent Calculation Date.

“Dilutions” means, for any Calculation Period, the aggregate amount of returns, allowances, net credits and any other non-cash reductions to the Credit Sales during such period; provided that “Dilutions” shall not include any Contractual Dilutions or any write-down, reserve or other reduction due to a Receivable subsequently becoming a Defaulted Receivable or otherwise bearing on the uncollectibility of such Receivable on account of the insolvency, bankruptcy, lack of credit worthiness or financial inability to pay of the applicable Obligor.

“Distribution Date” means the 15th day of each calendar month after the Closing Date (or, if any such date is not a Business Day, the next succeeding Business Day).

“Documents” means all documentation relating to the Receivables including, without limitation, the Contracts, billing statements and computer records and programs.

“Dollar(s)” and the sign “$” shall mean lawful money of the United States of America.

“Eligible Extended Term A Receivable” means a Receivable the original due date for the payment of which is more than 119 days but not more than 150 days past the Calculation Date.

“Eligible Extended Term B Receivable” means a Receivable the original due date for the payment of which is more than 150 days but not more than 180 days past the Calculation Date.

“Eligible Foreign Receivable” means a Foreign Receivable (i) that is denominated and payable in Dollars and is payable only in the United States of America or (ii) that is denominated and payable in Canadian dollars and is payable only in the United States of America or Canada and the Obligor of which is Wal-Mart Canada Corp.

“Eligible Receivable” means each Receivable that meets the following criteria:

(a) that was created by an Originator (i) in compliance in all material respects with all applicable requirements of the applicable Credit and Collection Policy and (ii) in the ordinary course of its business;

(b) that was documented in compliance in all material respects with the applicable standard administration and documentation policies and procedures of the applicable Originator and is evidenced by a purchase order and a conforming invoice or conforming notice of shipment;

(c) as to which, as of such date of determination, no payment, or part thereof, remains unpaid for 31 or more days past the due date for such payment, determined by reference to the original contractual payment terms of such Receivable and which is not a Defaulted Receivable;

(d) as to which, at the time of the sale or contribution of such Receivable to the Borrower, the applicable Originator was the sole owner thereof and had good and marketable title thereto, free and clear of all Adverse Claims, and which was sold or contributed to the Borrower pursuant to the Receivables Contribution and Sale Agreement free and clear of all Adverse Claims other than in favor of the Administrator for the benefit of the Secured Parties;

(e) the assignment of which (and the grant of security interest in which) by the applicable Originator to the Borrower pursuant to the Receivables Contribution and Sale Agreement does not contravene or conflict in any material respect with any applicable law, rule or regulation or any contractual or other restriction, limitation or encumbrance, and that does not contain an enforceable prohibition on sale or assignment or an enforceable provision requiring consent of the Obligor prior to sale or assignment;

(f) which is denominated and payable in Dollars and is only payable in the United States of America, unless such Receivable is an Eligible Foreign Receivable;

(g) the Obligor of which is a resident of the United States of America, unless such Receivable is an Eligible Foreign Receivable;

(h) the Obligor of which is not (i) an officer, director or Affiliate of any Originator or the Borrower, or (ii) a Governmental Authority;

(i) which is not owing from an Obligor as to which more than 20% of the aggregate Outstanding Balance of all Receivables owing from such Obligor remains unpaid for 61 or more days past the original due date for such payment;

(j) that is in full force and effect and constitutes the legally valid and binding payment obligation of the Obligor with respect thereto, enforceable against such Obligor in accordance with its terms;

(k) that does not contravene in any material respect any applicable requirements of law (including without limitation all laws, rules and regulations relating to truth in lending, fair credit billing, fair credit reporting, fair debt collection practices and privacy) and which complies in all material respects with all applicable requirements of law and with respect to which all consents, licenses, approvals or authorizations of, or registrations or declarations with, any governmental authority required to be obtained, effected or given by the related Originator in connection with the creation or the execution, delivery and performance of such Receivable, have been duly obtained, effected or given and are in full force and effect;

(l) as to which each of the Borrower’s ownership interest and the Administrator’s (for the benefit of the Secured Parties) first priority security interest in such Receivable has been perfected under the applicable Uniform Commercial Code and other applicable laws;

(m) as to which the Servicer or a sub-Servicer appointed pursuant to Section 11.2.2(c) is in possession of, or has ready access to, the related Receivable File;

(n) which is not subject to any dispute, right of rescission, recoupment, set-off (inclusive of potential recoupment or set-off by outstanding credit memo in favor of the applicable Obligor but excluding Contractual Dilutions), counterclaim or any other defense (including defenses arising out of violations of usury laws) of the applicable Obligor against the applicable Originator or any other Adverse Claim, and the Obligor thereon holds no right as against such Originator to cause such Originator to repurchase the goods the sale of which shall have given rise to such Receivable (except with respect to sale discounts effected pursuant to the Contract, or goods returned in accordance with the terms of the Contract);

(o) the terms of which have not been modified or waived except as permitted under the Credit and Collection Policy and this Agreement;

(p) which constitutes an “account” under and as defined in Article 9 of the Uniform Commercial Code of all applicable jurisdictions;

(q) as to which the applicable Originator has satisfied and fully performed all obligations on its part with respect to such Receivable required to be fulfilled by it, and no further action is required to be performed by any Person with respect thereto as a condition for payment to be made to the Originator by the applicable Obligor;

(r) that was not created by an Obligor which is required to pay cash in advance of shipment of goods or with respect to which credit card payment terms are established, in each case due to such Obligor’s inadequate credit;

(s) which does not arise from the sale of goods on consignment;

(t) which does not arise from direct sales to consumers; and

(u) the original due date for the payment of which is not 120 or more days past the Calculation Date, unless such Receivable is an Eligible Extended Term A Receivable or an Eligible Extended Term B Receivable.

“Event of Bankruptcy” shall be deemed to have occurred with respect to a Person if either:

(a) a case or other proceeding shall be commenced, without the application or consent of such Person, in any court, seeking the liquidation, reorganization, debt arrangement, dissolution, winding up, or composition or readjustment of debts of such Person, the appointment of a trustee, receiver, custodian, liquidator, assignee, sequestrator or the like for such Person or all or substantially all of its assets, or any similar action with respect to such Person under any law relating to bankruptcy, insolvency, reorganization, winding up or composition or adjustment of debts and, solely in the case of the Borrower, such case or proceeding shall continue undismissed, or unstayed and in effect, for a period of 60 consecutive days; or an order for relief in respect of such Person shall be entered in an involuntary case under the federal bankruptcy laws or other similar laws now or hereafter in effect; or

(b) such Person shall commence a voluntary case or other proceeding under any applicable bankruptcy, insolvency, reorganization, debt arrangement, dissolution or other similar law now or hereafter in effect, or shall consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) for such Person or for any substantial part of its property, or shall make any general assignment for the benefit of creditors, or shall fail to, or admit in writing its inability to, pay its debts generally as they become due, or, if a corporation or similar entity, its board of directors shall vote to authorize any of the foregoing.

“Event of Default” means any of the events described in Section 10.1.

“Excess Concentration Amount” means, for any Calculation Period, with respect to any Obligor and its Affiliates considered as if they were one and the same Obligor, the amount, if any, by which the Aggregate Eligible Balance of all Eligible Receivables of such Obligor and its Affiliates at such time exceeds the Concentration Limit for such Obligor and its Affiliates at such time.

“Excess Extended Term A Concentration Amount” means, for any Calculation Period, the amount, if any, by which the Aggregate Eligible Balance of all Eligible Extended Term A Receivables exceeds fifteen percent (15%) of the Aggregate Eligible Balance of all Eligible Receivables at such time.

“Excess Extended Term B Concentration Amount” means, for any Calculation Period, the amount, if any, by which the Aggregate Eligible Balance of all Eligible Extended Term B Receivables exceeds ten percent (10%) of the Aggregate Eligible Balance of all Eligible Receivables at such time.

“Excess Foreign Concentration Amount” means, for any Calculation Period, the amount, if any, by which the Aggregate Eligible Balance of all Eligible Foreign Receivables exceeds three percent (3%) of the Aggregate Eligible Balance of all Eligible Receivables at such time.

“Excluded Taxes” means, in the case of any Indemnified Party, taxes imposed on its overall net income, and franchise taxes and branch profit taxes based on net income, imposed on it by any jurisdiction.

“Existing Agreement” has the meaning set forth in the preamble to this Agreement.

“Expected Dilution Ratio” means, for any Calculation Period, the rolling twelve-month average Dilution Ratio for the 12-month period ending on the most recent Calculation Date.

“Facility Limit” means (i) at all times during the period commencing on and including April 1 of each year until but excluding November 15 of each year, the Maximum Facility Limit, (ii) at all times during the period commencing on and including November 15 of each year until but excluding January 15 of each year, $200,000,000, and (iii) at all times during the period commencing on and including January 15 of each year until but excluding April 1 of each year, $100,000,000.

“Federal Funds Rate” means, for any period, the per annum rate equal, for any day during such period, to the weighted average (rounded upwards, if necessary, to the next 1/100th of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers as quoted by the Bank and confirmed in the weekly statistical release designated as H.15(519), or any successor or substitute publication selected by the Bank (or, if such day is not a Business Day, for the next preceding Business Day) or, if such rate is not so published for any day that is a Business Day, the rate determined, in the sole discretion of Bank, to be the rate at which Federal funds are being offered for sale in the national Federal funds market at 9:00 a.m., New York City time.

“Fee Letter” means that certain amended and restated fee letter dated as of August 8, 2007 by and among the Borrower and the Administrator, as the same may be amended, restated and/or otherwise modified from time to time.

“Fees” means all fees and other amounts payable by the Borrower to the Administrator or the Lender pursuant to the Fee Letter.

“Finance Charges” means, with respect to a Contract, any finance, interest, late payment charges or similar charges owing by an Obligor pursuant to such Contract.

“Foreign Receivable” means a Receivable the Obligor of which (a) if a natural person, is a resident of a country other than the United States of America or (b) if a corporation or other business organization, is organized under the laws of a country other than the United States of America and has its chief executive office in a country other than the United States of America.

“Fitch” means Fitch, Inc., and any successor thereto.

“GAAP” means generally accepted accounting principles as in effect in the United States of America from time to time.

“Governmental Authority” means any nation or government, any federal, state, local or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative authority or functions of or pertaining to government including any authority or other quasi-governmental entity established to perform any of such functions.

“Incipient Bankruptcy” means that any of the Administrator or the Bank shall have been informed by the Borrower, the Servicer or any of their Affiliates or shall have otherwise reasonably determined that the Borrower, the Servicer or any Originator acting as a sub-Servicer is about to commence or to become the subject of a case or proceeding of the type described in the definition of “Event of Bankruptcy.”

“Indemnified Amounts” has the meaning set forth in Section 14.1.

“Indemnified Party” has the meaning set forth in Section 14.1.

“Intercreditor Agreement” means that certain Intercreditor Agreement dated as of August 24, 2006 by and between the Administrator and Canadian Imperial Bank of Commerce (“CIBC”), as administrative agent, and acknowledged by Jarden and the Originators as amended, supplemented, restated or otherwise modified from time to time, including with respect to Lehman Commercial Paper, Inc., as successor to CIBC as administrative agent.

“Interest Period” means:

(a) with respect to any CP Loan, its CP Tranche Period;

(b) with respect to any Alternative Rate Loan: (i) initially, the period commencing on the date of the initial funding of such Loan by any Liquidity Bank or the Bank, as the case may be, and ending on (but excluding) the Business Day immediately preceding the next following Distribution Date, and (ii) thereafter, each period commencing on (and including) the Business Day immediately preceding a Distribution Date and ending on (but excluding) the Business Day immediately preceding the next following Distribution Date;

provided, however, that if any Interest Period for any Loan that commences before the Commitment Termination Date would otherwise end on a date occurring after such Commitment Termination Date, such Interest Period shall end on such Commitment Termination Date and the duration of each such Interest Period that commences on or after the Commitment Termination Date, if any, shall be of such duration as shall be selected by the Administrator.

“Jarden” has the meaning set forth in the preamble to this Agreement.

“K2 Acquisition” means the merger of K2 Merger Sub with and into K2 Target pursuant to which the Common Stock (as defined) is converted into the right to receive the Merger Consideration (as defined therein) in accordance with to the terms of the K2 Acquisition Agreement.

“K2 Acquisition Agreement” means that certain Agreement and Plan of Merger, dated as of April 24, 2007, by and among Jarden, K2 Merger Sub and K2 Target.

“K2 Merger Sub” means K2 Merger Sub, Inc., a Delaware corporation.

“K2 Target” means K2 Inc., a Delaware corporation.

“Lender” has the meaning set forth in the preamble to this Agreement.

“Lender Note” has the meaning set forth in Section 2.7.

“Lender’s Commitment” has the meaning set forth in Section 2.1.

“LIBOR Loan” means a Loan made by a Liquidity Bank at any time it bears interest at a LIBOR Rate.

“LIBOR Rate” means, for any Interest Period, a rate per annum equal to the sum of (a) the rate per annum appearing on page BBAM on the Bloomberg Terminal (successor to Telerate page 3750) (“Page BBAM”) (or any other page that may replace such page from time to time for the purpose of displaying offered rates of leading banks for London interbank deposits for one month in United States dollars) at approximately 11:00 a.m. (London time) on the Rate Setting Day; provided that in the event no such rate is shown, the LIBOR Rate shall be the rate per annum (rounded upwards, if necessary, to the nearest 1/100th of one percent) based on the rates at which Dollar deposits for one month are displayed on page “LIBOR” of the Reuters Screen as of 11:00 a.m. (London time) on the Rate Setting Day (it being understood that if at least two (2) such rates appear on such page, the rate will be the arithmetic mean of such displayed rates); provided further, that in the event fewer than two (2) such rates are displayed, or if no such rate is relevant, the LIBOR Rate shall be the rate per annum equal to the average of the rates at which deposits in Dollars are offered by Administrator at approximately 11:00 a.m. (London time) on the Rate Setting Day to prime banks in the London interbank market for a one month, plus (b) 0.50%.

“Liquidity Agreement” means and includes (a) the Liquidity Asset Purchase Agreement (regarding Jarden Receivables, LLC), dated as of August 24, 2006, among the Lender, as borrower, the Bank, as liquidity agent for the Liquidity Banks, Administrator, and the Liquidity Banks, or (b) any other agreement hereafter entered into by the Lender providing for the sale by the Lender of Loans (or portions thereof), or the making of loans or other extensions of credit to the Lender secured by security interests in the Loans (or portions thereof), to support all or part of the Lender’s payment obligations under its Commercial Paper Notes or to provide an alternate means of funding the Lender’s investments in accounts receivable or other financial assets, in each case as amended, supplemented, restated or otherwise modified from time to time.

“Liquidity Bank” means and includes the Bank and any other financial institution (other than the Lender) now or hereafter party to the Liquidity Agreement.

“Liquidity Termination Date” means the earlier to occur of (a) August 6, 2008, as such date may be extended from time to time by the Lender’s Liquidity Banks in accordance with the Liquidity Agreement, and (b) the occurrence of an Event of Bankruptcy with respect to the Lender.

“Loan” means each revolving loan made on a given date at a given rate by the Lender to the Borrower pursuant to this Agreement.

“Lock-Box” means a postal box maintained on behalf of the Borrower or the Servicer for the purpose of receiving checks and money orders constituting Collections of the Receivables.

“Lock-Box Account” means any of those bank accounts described on Schedule 8.12 hereto and any additional or replacement account to which Mail Payments, wire transfers, SWIFT, ACH or other electronic payments are deposited for clearing.

“Lock-Box Account Agreement” means an agreement among an Originator, the Borrower, the Administrator and the bank holding any Lock-Box Account, in a form reasonably acceptable to the Administrator.

“Loss Horizon Ratio” means, for any Calculation Period, the ratio (expressed as a percentage) computed as of the most recent Calculation Date by dividing (A) the sum of (i) the product of (x) Credit Sales for such Calculation Period multiplied by (y) the Weighted Average Credit Percentage, plus (ii) Credit Sales for the immediately preceding Calculation Period plus (iii) Credit Sales for the second (2nd) immediately preceding Calculation Period by (B) the Net Receivables Balance as of the most recent Calculation Date.

“Loss Reserve” means, for any Calculation Period, the product of (i) the highest rolling 3-month average Default Ratio over the 12 months ending with the most recent Calculation Period, (ii) the Loss Horizon Ratio as of the most recent Calculation Date, and (iii) the Stress Factor.

“Mail Payments” has the meaning specified in Section 11.2.3(a).

“Material Adverse Effect” means a material adverse effect on (a) the business, property, condition (financial or otherwise) or results of operations of (i) Jarden and its Subsidiaries taken as a whole, or (ii) the Borrower, (b) the ability of the Borrower or Jarden to perform its respective obligations under this Agreement or any other Transaction Document to which it is a party, (c) the legality, validity or enforceability of the Agreement or any other Transaction Document, (d) the existence, validity, perfection or priority of (i) the Administrator’s (for the benefit of the Secured Parties) security interest in the Collateral, or (ii) the Borrower’s ownership interest in the Receivables; or (e) the validity, enforceability or collectibility of the Receivables generally or of any material portion of the Receivables.

“Material Debt” means (i) any Debt in excess of $30,000,000 in aggregate principal amount and/or (ii) Debts which in the aggregate exceed $30,000,000 in aggregate principal amount.

“Maximum Facility Limit” means $250,000,000 (unless increased pursuant to Section 2.1(b) and (c)).

“Monthly Report” means a report, substantially in the form of Exhibit C or in such other form acceptable to the Administrator, prepared by the Servicer as of the last Business Day of the most recent calendar month and signed by an Authorized Officer of the Servicer.

“Monthly Reporting Date” means the 13th day of each month hereafter (or, if any such date is not a Business Day, the next succeeding Business Day).

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Net Receivables Balance” means, for any Calculation Period, (i) the Aggregate Eligible Balance at such time, minus (ii) the sum of (A) the Excess Concentration Amount for all Obligors at such time plus (B) the Excess Foreign Concentration Amount at such time plus (C) the Excess Extended Term A Concentration Amount at such time plus (D) the Excess Extended Term B Concentration Amount at such time.

“Notice of Significant Event” means the notice required to be delivered by the Borrower or Servicer, as applicable, described in Section 9.1.5(c) of the Agreement.

“Obligations” means all obligations (monetary or otherwise) of the Borrower to any of the Secured Parties and their respective successors, permitted transferees and assigns arising under or in connection with this Agreement, the Lender Note and each other Transaction Document, in each case, however created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing, or due or to become due.

“Obligor” means, with respect to any Receivable, each Person obligated to make payments with respect to such Receivable, including any guarantor thereof.

“Organizational Documents” means, for any Person, the documents for its formation and organization, which, for example, (a) for a corporation are its corporate charter and bylaws, (b) for a partnership are its certificate of partnership (if applicable) and partnership agreement, (c) for a limited liability company are its certificate of formation or organization and its operating agreement, regulations or the like and (d) for a trust is the trust agreement, declaration of trust, indenture or bylaws under which it is created.

“Originator(s)” has the meaning specified in the Receivables Contribution and Sale Agreement.

“Outstanding Balance” of any Receivable at any time means the then outstanding principal balance thereof.

“Performance Guarantor” means Jarden.

“Performance Undertaking” means a Performance Undertaking in the form of Exhibit E hereto, duly executed by the Performance Guarantor in favor of the Borrower.

“Permitted Investment” means, at any time:

(a) marketable obligations issued by, or the full and timely payment of which is directly and fully guaranteed or insured by, the United States government or any other government with an equivalent rating, or any agency or instrumentality thereof when such marketable obligations are backed by the full faith and credit of the United States government or such other equivalently rated government, as the case may be, but excluding any securities which are derivatives of such obligations;

(b) time deposits, bankers’ acceptances and certificates of deposit of any domestic commercial bank or any United States branch or agency of a foreign commercial bank which (i) has capital, surplus and undivided profits in excess of $100,000,000 and which has a commercial paper or certificate of deposit rating meeting the requirements specified in clause (c) below (or equivalent rating from the Rating Agencies) or (ii) is set forth in a list (which may be updated from time to time) (A) approved by the Administrator and (B) with respect to which a written statement has been obtained from each of the applicable Rating Agencies to the effect that the rating of the Commercial Paper Notes rated by them will not be downgraded or withdrawn solely as a result of the acquisition of such investments;

(c) commercial paper which is (i) rated at least as high as the Commercial Paper Notes by the Rating Agencies, or (ii) set forth in a list (which may be updated from time to time) (A) approved by the Administrator and (B) with respect to which a written statement has been obtained from each of the applicable Rating Agencies to the effect that the rating of the Commercial Paper Notes rated by them will not be downgraded or withdrawn solely as a result of the acquisition of such investments;

(d) secured repurchase obligations for underlying securities of the types described in clauses (a) and (b) above entered into with any bank of the type described in clause (b) above; and

(e) freely redeemable shares in (i) money market or similar funds which invest solely in obligations, bankers’ acceptances, time deposits, certificates of deposit, repurchase agreements and commercial paper of the types described in clauses (a) through (d) above, without regard to the limitations as to the maturity of such obligations, bankers’ acceptances, time deposits, certificates of deposit, repurchase agreements or commercial paper set forth below, which are rated at least “AAm” or “AAmg” or their equivalent by both S&P and Moody’s, provided that there is no “r-highlighter” affixed to such rating, and (ii) the money market fund called Nations Cash Reserves, so long as Nations Cash Reserves continues to buy only “first tier” securities as defined by Rule 2a-7 of the Investment Company Act of 1940.

“Person” means an individual, partnership, limited liability company, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, government or any agency or political subdivision thereof or any other entity.

“Prime Rate” means as of any date of determination, the rate of interest most recently announced by the Bank as its prime rate in the United States (it being understood that such rate is subject to change as and when such designated rate changes). The Prime Rate is not intended to be the lowest rate of interest charged by the Bank in connection with extensions of credit to debtors.

“Procedures Review Report” means a report of independent consultants or certified public accountants selected by the Administrator which satisfies the requirements set forth on Schedule 9.1.5.

“Program Documents” means Support Agreement and the other documents to be executed and delivered in connection therewith, as amended, supplemented, restated or otherwise modified from time to time.

“Purchase Price Credit” has the meaning set forth in the Receivables Contribution and Sale Agreement.

“Rate Setting Day” means, for any Interest Period, two (2) Business Days prior to the commencement of such Interest Period. In the event such day is not a Business Day, then the Rate Setting Day shall be the immediately preceding Business Day.

“Rating Agency” means (a) S&P, (b) Moody’s, and (c) solely to the extent it is rating any of the Commercial Paper Notes of the Lender, Fitch.

“Rating Agency Condition” means, if applicable, that a Lender has received written notice from S&P and Moody’s or any other rating agency then rating such Lender’s Commercial Paper that the execution and delivery of, or an amendment, a change or a waiver of, this Agreement or the Receivables Contribution and Sale Agreement will not result in a withdrawal or downgrade of the then current ratings on such Lender’s Commercial Paper.

“Receivable” means all indebtedness and other obligations owed to an Originator at the times it arises, and before giving effect to any transfer or conveyance under the Receivables Contribution and Sale Agreement (including, without limitation, any indebtedness, obligation or interest constituting an account, chattel paper, instrument or general intangible) arising from the sale of goods or the provision of services by such Originator and further includes, without limitation, the applicable Obligor’s obligation to pay any Finance Charges, freight charges and other obligations of such Obligor with respect thereto. Indebtedness and other rights and obligations arising from any one transaction, including, without limitation, indebtedness and other rights and obligations represented by an individual invoice, shall constitute a Receivable separate from a Receivable consisting of the indebtedness and other rights and obligations arising from any other transaction; provided that any indebtedness, rights or obligations referred to in the immediately preceding sentence shall be a Receivable regardless or whether the Obligor or applicable Originator treats such indebtedness, rights or obligations as a separate payment obligation.

“Receivable File” means with respect to a Receivable, (a) the Contract giving rise to the Receivable and other evidences of such Receivable including, without limitation, electronic files, tapes, discs, punch cards and related property and rights and (b) each UCC financing statement related thereto, if any.

“Receivables Contribution and Sale Agreement” means the Amended and Restated Receivables Contribution and Sale Agreement dated as of August 8, 2007 between the Originators, as sellers, and the Borrower, as buyer, as further amended, supplemented, restated or otherwise modified from time to time with the prior written consent of the Administrator.

“Regulatory Change” means, relative to any Affected Party:

(a) any change in (or the adoption, implementation, change in the phase-in or change in the commencement of effectiveness of) any: (i) United States Federal or state law or foreign law applicable to such Affected Party, (ii) regulation, interpretation, directive, requirement or request (whether or not having the force of law) applicable to such Affected Party of (A) any court or government authority charged with the interpretation or administration of any law referred to in clause (a)(i), or of (B) any fiscal, monetary or other authority having jurisdiction over such Affected Party, or (iii) GAAP or regulatory accounting principles applicable to such Affected Party and affecting the application to such Affected Party of any law, regulation, interpretation, directive, requirement or request referred to in clause (a)(i) or (a)(ii) above or requiring the consolidation of the Lender’s assets and liabilities with those of its Liquidity Banks;

(b) any change in the application to such Affected Party of any existing law, regulation, interpretation, directive, requirement, request or accounting principles referred to in clause (a)(i), (a)(ii) or (a)(iii) above;

(c) the issuance, publication or release of any regulation, interpretation, directive, requirement or request of a type described in clause (a)(ii) above to the effect that the obligations of any Liquidity Bank under the Liquidity Agreement are not entitled to be included in the zero percent category of off-balance sheet assets for purposes of any risk-weighted capital guidelines applicable to such Liquidity Bank or any related Affected Party; or

(d) any change in (or the adoption, implementation, change in the phase-in or commencement of effectiveness of) any GAAP or regulatory accounting principle applicable to such Affected Party requiring the consolidation, in whole or in part, of the Lender’s assets and/or liabilities with those of its Liquidity Banks.

“Related Security” means, with respect to any Receivable, (a) all right, title and interest, but none of the obligations, of the applicable Originator, in, to and under other Adverse Claims and property subject to Adverse Claims from time to time purporting to secure payment of such Receivable, whether pursuant to the Contract related to such Receivable or otherwise, (b) all UCC financing statements or similar instruments covering any collateral securing payment of such Receivable, (c) all guaranties, indemnities, insurance and other agreements (including the related Receivable File), supporting obligations, arrangements and other collateral of whatever character from time to time supporting or securing payment of such Receivable, whether pursuant to the Contract relating to such Receivable or otherwise relating to such Receivable, (d) all right, title and interest, if any, of the Originator in any Lock-Box or Lock-Box Account, and (e) all other instruments and all rights under the documents in the Receivables File relating to such Receivables and all rights (but not obligations) relating to such Receivables.

“Requirements of Law” for any Person or any of its property shall mean the Organizational Documents of such Person or any of its property, and any statute, law, treaty, rule or regulation, or determination of an arbitrator or Governmental Authority, in each case applicable to or binding upon such Person or any of its property or businesses or to which such Person or any of its property or businesses is subject, whether federal, state or local.

“Reserve Floor” means, for any Calculation Period, the sum of (a) 16.5%, and (b) the product of (i) the Expected Dilution Ratio as of the most recent Calculation Date, times (ii) the Dilution Horizon Ratio as of the most recent Calculation Date.

“Reserve Percentage” means, for any Calculation Period, the percentage equal to the greater of (a) the sum of (i) the Loss Reserve, (ii) the Dilution Reserve, (iii) the Yield Reserve, and (iv) the Servicing Reserve, and (b) the Reserve Floor.

“S&P” means Standard & Poor’s Ratings Group, a division of The McGraw-Hill Companies, Inc.

“Scheduled Commitment Termination Date” means August 6, 2008, as extended from time to time by mutual agreement of the parties hereto.

“Secured Parties” means the Lender, the Administrator and the Indemnified Parties, and the successors and permitted assigns of each of the foregoing.

“Seasonal Facility Limit Prepayment” means a prepayment of principal by the Borrower in connection with a Seasonal Facility Limit Reduction Date.

“Seasonal Facility Limit Reduction Date” means January 15 and November 15 of each year.

“Servicer” means Jarden or any successor Servicer appointed as provided in Section 11.5.

“Servicer Event of Default” shall have the meaning specified in Section 11.7.

“Servicer Financial Statements” means the financial statements required to be delivered by the Servicer described in Section 9.1.5(a)(ii) and (iii) of the Agreement.

“Servicer Representation” means any representation or warranty made by the Servicer to the Administrator and the Lender contained in Article VIII of the Agreement.

“Servicing Certificate” means the certificate required to be delivered by the Servicer described in Section 9.1.5(d) of the Agreement substantially in the form of Exhibit D hereto.

“Servicing Fee” means, as to any Calculation Period, the monthly fee payable to the Servicer which, so long as Jarden or one of its Affiliates is the Servicer, shall be equal to the product of (i) the Servicing Fee Rate divided by 12 times (ii) the aggregate Unpaid Balance of the Receivables at the beginning of such Calculation Period. The Servicing Fee for any successor Servicer shall be equal to the fee reasonably agreed to by the Administrator and such successor Servicer.

“Servicing Fee Rate” means 1.80% per annum.

“Servicing Reserve” means, for any Calculation Period, the product of: (a) the highest Day Sales Outstanding Ratio during the 12 months ending with the most recent Calculation Date, (b) the Stress Factor, (c) 2.40%, and (d) 1/360.

“Significant Event” means any Amortization Event or Event of Default.

“Solvent” means with respect to any Person that as of the date of determination (i) the fair value of the property of such Person is greater than the total amount of liabilities (including contingent liabilities) of such Person, (ii) the present fair saleable value of the assets of such Person (determined on a going concern basis) is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured considering all financing alternatives and potential asset sales reasonably available to such Person; (iii) such Person’s capital is not unreasonably small in relation to its business or any contemplated or undertaken transaction; and (iv) such Person does not intend to incur, or believe(nor should it reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become due. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Special Obligor” has the meaning set forth in Exhibit F hereto, unless and until the Administrator give(s) not less than five (5) Business Days’ notice to the Borrower that it is revoking such Person’s special status.

“Stress Factor” means 2.00.

“Subsidiary” means, with respect to any Person, a corporation of which such Person and/or its other Subsidiaries own, directly or indirectly, such number of outstanding shares as have more than 50% of the ordinary voting power for the election of directors.

“Sunbeam” means Sunbeam Products, Inc., a Delaware corporation.

“Support Agreement” means and includes any credit agreement, letter of credit, surety bond or other instrument or insurance policy pursuant to which the Lender receives credit enhancement or liquidity enhancement for the Commercial Paper Notes or for its commercial paper notes generally, including, without limitation, the Liquidity Agreement.

“Support Provider” means and includes any entity now or hereafter extending credit or liquidity support or having a commitment to extend credit or liquidity support to or for the account of, or to make loans to or purchases from, the Lender or issuing a letter of credit, surety bond or other instrument to support any obligations arising under or in connection with the commercial paper program of the Lender, including, without limitation, Liquidity Banks.

“Taxes” means any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings, and any and all liabilities (including but not limited to interest and penalties) with respect to the foregoing, imposed by any Governmental Authority.

“Three Pillars” means Three Pillars Funding LLC, a Delaware limited liability company.

“Transaction Documents” means this Agreement, the Receivables Contribution and Sale Agreement, the Lender Note, the Fee Letter, the Performance Undertaking, the Intercreditor Agreement and the other instruments, certificates, agreements, reports and documents to be executed and delivered under or in connection with this Agreement or the Receivables Contribution and Sale Agreement (except Program Documents), as any of the foregoing may be amended, supplemented, amended and restated, or otherwise modified from time to time in accordance with this Agreement.

“UCC” means the Uniform Commercial Code as from time to time in effect in the applicable jurisdiction or jurisdictions.

“Unmatured Significant Event” means any event that, if it continues uncured, will, with lapse of time or notice, constitute a Significant Event.

“Unpaid Balance” means, with respect to any Receivable, the sum (without duplication) of (a) the Outstanding Balance thereof, and (b) the aggregate amount required to repay in full all interest, finance, prepayment and other fees or charges of any kind payable in respect of, such Outstanding Balance.

“Weighted Average Credit Percentage” means, on any date of determination, the greater of (a) 0% and (b) the percentage determined pursuant to the following formula:

[	100% x	[	WACT	]	]
30

where:

WACT = the Weighted Average Credit Terms for the most recent month.

“Weighted Average Credit Terms” means the weighted average of payment terms granted in invoices for Receivables outstanding as of such periodic calculation date.

“Yield Reserve” means, for any Calculation Period, the product of (a) the highest Day Sales Outstanding Ratio during the 12 months ending with the most recent Calculation Date, (b) the Stress Factor, (c) the Prime Rate as in effect on the most recent Calculation Date and (d) 1/360.

Section 1.2 Other Definitional Provisions.

(a) Unless otherwise specified therein, all terms defined in this Agreement have the meanings as so defined herein when used in any other Transaction Document, certificate, report or other document made or delivered pursuant hereto.

(b) Each term defined in the singular form in Section 1.1 or elsewhere in this Agreement shall mean the plural thereof when the plural form of such term is used in this Agreement or any other Transaction Document, certificate, report or other document made or delivered pursuant hereto, and each term defined in the plural form in Section 1.1 shall mean the singular thereof when the singular form of such term is used herein or therein.

(c) The words “hereof,” “herein,” “hereunder” and similar terms when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, subsection, schedule and exhibit references herein are references to articles, sections, subsections, schedules and exhibits to this Agreement unless otherwise specified.

Section 1.3 Other Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP. All terms used in Article 9 of the UCC and not specifically defined herein, are used herein as defined in such Article 9.

Section 1.4 Computation of Time Periods. Unless otherwise stated in this Agreement, in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding.”

Section 1.5 Continuance of Significance Events. For the avoidance of doubt, from and after the time, if any, when an event becomes a Servicer Event of Default, an Amortization Event or an Event of Default, such event shall be deemed to be continuing until waived in writing in accordance with the provisions of this Agreement or until the circumstance which gave rise thereto ceases to exist.

ARTICLE II.

LENDER’S COMMITMENT, BORROWING PROCEDURES AND LENDER NOTES

Section 2.1 Lender’s Commitment.

(a) On the terms and subject to the conditions set forth in this Agreement, the Lender agrees to make loans to the Borrower on a revolving basis from time to time (the “Lender’s Commitment”) before the Commitment Termination Date in such amounts as may be from time to time requested by the Borrower pursuant to Section 2.2; provided, however, that the aggregate principal amount of all Advances from time to time outstanding hereunder shall not exceed the lesser of (x) the Facility Limit and (y) the Borrowing Base. Within the limits of the Lender’s Commitment and the Facility Limit, the Borrower may borrow and (subject to Section 4.1(a)) prepay and reborrow under this Section 2.1.

(b) The Borrower shall have the right to send to the Administrator after the Closing Date, a notice of increase in the Facility Limit (each a “Facility Increase Notice”) requesting (i) an increase in the Maximum Facility Limit (each such increase, a “Facility Increase”), in a principal amount not to exceed (x) $50,000,000 in the aggregate for all Facility Increases; provided, however, that no Facility Increase shall be effective (A) until the Facility Increase Date (as defined below) and (B) unless (1) Jarden has delivered notice to the Administrator that it has received approval from the lenders under existing revolving credit facility, (2) the Borrower has paid all fees then due and owing under all Fee Letter, and (3) each of the conditions precedent in Section 2.1(c) is satisfied as of the applicable Facility Increase Date (hereinafter defined).

(c) Each Facility Increase shall become effective on a date agreed by the Borrower and the Administrator (each, a “Facility Increase Date”), which shall be in any case no sooner than 10 Business Days after the date the related Facility Increase Notice is received by the Administrator; provided, however, that no Facility Increase shall become effective unless, as of the applicable Facility Increase Date, each of the following conditions precedents is satisfied: (i) no Significant Event or Unmatured Significant Event has occurred and is continuing; (ii) the representations and warranties contained in Article VIII are true and correct in all material respects as, with the same effect as though made on the Facility Increase Date (provided that the materiality threshold in this clause (ii) shall not be applicable with respect to any representation or warranty which itself contains a materiality threshold); (iii) the Commitment Termination Date shall not have occurred; and (iv) each of the Lock-Box Accounts shall be in the Borrower’s name and the Lock-Box Accounts shall be subject to valid and perfected first priority security interest in favor of the Administrator for the benefit of the Secured Parties. By sending a Facility Increase Notice, the Borrower shall be deemed to have represented and warranted that items (i), (ii), (iii) and (iv) in the preceding sentence are true and correct. On the terms and subject to the conditions set forth above, on each Facility Increase Date, the Lender’s Commitment shall increase by an amount equal to the Facility Increase for such date.

Section 2.2 Borrowing Procedures. The Borrower (or the Servicer on its behalf) may request an Advance hereunder by delivering a Borrowing Request to the Administrator not later than 2:00 pm (New York City time), one (1) Business Days prior to the proposed date of such borrowing; provided that, except for the week in which the initial Advance occurs, the Borrower shall not request, and the Lender shall not make, Advances more than once per calendar week. Each Borrowing Request given by the Borrower (or the Servicer on its behalf) pursuant to this Section 2.2 shall be irrevocable and binding on the Borrower. Any request for an Advance also may be given by telephone, provided that it is promptly confirmed by facsimile transmission of a signed Borrowing Request or by electronic mail message attaching a portable data format or “.pdf” file containing an image of the signed Borrowing Request. Upon Administrator’s receipt of each Borrowing Request, Administrator shall promptly determine whether the Lender or its Liquidity Bank(s) will participate in funding the requested Advance.

Section 2.3 Funding. Subject to the satisfaction of the conditions precedent set forth in Article VII with respect to such Advance and the limitations set forth in Section 2.1, the Lender shall make the proceeds of its Loan comprising a portion of such requested Advance available to the Administrator in immediately available funds on the proposed date of borrowing. Upon receipt by the Administrator of such Loan proceeds, the Administrator will make such funds available to the Borrower’s Account on such date. Each borrowing shall be on a Business Day and shall be in an aggregate amount of at least $1,000,000. The Lender will use its commercially reasonable efforts to fund each Loan as a CP Loan.

Section 2.4 Representation and Warranty. Submission of each Borrowing Request shall automatically constitute a representation and warranty by the Borrower to the Administrator and the Lender that on the date of such requested borrowing, the applicable conditions set forth in Article VII have been satisfied.

Section 2.5 Extension of Lender’s Commitment. The Lender’s Commitment shall terminate on the Commitment Termination Date. Notwithstanding the foregoing:

(a) Not more than 90 days prior to the Liquidity Termination Date in effect from time to time, the Borrower may request that the Lender or the Administrator, on the Lender’s behalf, seek the Liquidity Banks’ consent to extend the Liquidity Termination Date for a period of up to 364 days (it being understood that, for regulatory capital purposes, if the Liquidity Banks commit to extend more than one month prior to the existing Liquidity Termination Date, the period until the existing Liquidity Termination Date must be included in computing the duration of such 364-day period), and

(b) Not more than 90 days prior to the Scheduled Commitment Termination Date in effect from time to time, the Borrower may request that the Lender consent to extend the Scheduled Commitment Termination Date for a period of up to 364 days (it being understood that, for regulatory capital purposes, if the Liquidity Banks commit to extend more than one month prior to the existing Liquidity Termination Date, the period until the existing Liquidity Termination Date must be included in computing the duration of such 364-day period).

The Administrator shall advise the Borrower in writing whether each request made pursuant to clause (a) or clause (b) above has been granted as promptly as possible (but in no event later than 30 days after such request has been made) and whether such consent is subject to satisfaction of any conditions precedent. If any such request is not granted within 30 days after such request has been made, the Liquidity Termination Date or Scheduled Commitment Termination Date, as the case may be shall remain unchanged. If any such request is granted within 30 days after such request has been made, the Liquidity Termination Date or Scheduled Commitment Termination Date, as the case may be, shall be extended as provided in the Administrator’s confirmatory written notice upon satisfaction of any conditions precedent specified therein.

Section 2.6 Voluntary Termination of Lender’s Commitment. The Borrower may, in its sole discretion for any reason upon at least 30 days’ prior written irrevocable notice to the Administrator (with a copy to the Lender), terminate the Lender’s Commitment in whole.

Section 2.7 Note. All Loans from the Lender shall be evidenced by a single promissory grid note (as amended, modified, restated, extended or replaced from time to time, the “Lender Note”) substantially in the form set forth in Exhibit B, with appropriate insertions, payable to the order of the Lender. The Borrower hereby irrevocably authorizes the Administrator in connection with the Lender Note to make (or cause to be made) appropriate notations on the grid attached to the Lender Note (or on any continuation of such grid, or, in lieu of making notations on such grid or any continuation thereof, at the Administrator’s option, in its records), which notations, if made, shall evidence, inter alia, the date of, the outstanding principal of, and the interest rate and Interest Period applicable to the Loans evidenced thereby. Such notations shall be rebuttably presumptive evidence of the subject matter thereof, absent manifest error; provided, however, that the failure to make any such notations shall not limit or otherwise affect any Obligations of the Borrower.

ARTICLE III.

INTEREST, FEES, ETC.

Section 3.1 Interest Rates. The Borrower hereby promises to pay interest on the unpaid principal amount of each Loan for the period commencing on the date such Loan is made until such Loan is paid in full (or, in the case of a CP Loan, refinanced with an Alternative Rate Loan), as follows:

(a) during each Interest Period applicable to a CP Loan, at a rate per annum equal to the sum of (i) the Commercial Paper Rate applicable to such Interest Period, plus (ii) the Applicable Margin;

(b) during each Interest Period applicable to an Alternative Rate Loan, at a rate per annum equal to the Alternative Rate applicable to such Interest Period; and

(c) notwithstanding the provisions of the preceding clauses (a) and (b), in the event that a Significant Event has occurred and is continuing, at a rate per annum equal to the Default Rate. After the date on which any principal amount of any Loan is due and payable (whether at scheduled maturity or upon acceleration thereof pursuant to Section 10.3) or after any other monetary Obligation of the Borrower arising under this Agreement shall become due and payable, the Borrower shall pay (to the extent permitted by law, if in respect of any unpaid amounts representing interest) interest (after as well as before judgment) on such amounts at a rate per annum equal to the Default Rate.

No provision of this Agreement or the Lender Note shall require the payment or permit the collection of interest in excess of the maximum permitted by applicable law.

Section 3.2 Interest Payment Dates. Interest accrued on each Loan shall be payable, without duplication:

(a) on each Distribution Date prior to the Commitment Termination Date, for the period since the creation of such Loan (in the case of the first Distribution Date thereafter) or since the prior Distribution Date (in the case of any subsequent Distribution Date);

(b) if such Loan is an Alternative Rate Loan, on the date of any payment or prepayment (in whole or in part) of principal outstanding in such Alternative Rate Loan, on the amount paid or prepaid (it being understood that any prepayment shall be accompanied by any amounts owing under Section 6.2);

(c) if such Loan is a CP Loan, if requested by the Administrator, on the date of any payment or prepayment (in whole or in part) of principal outstanding in such CP Loan, on the amount paid or prepaid (it being understood that any prepayment shall be accompanied by any amounts owing under Section 6.2);

(d) in full, on the Commitment Termination Date (whether at scheduled maturity or upon acceleration thereof pursuant to Section 10.3); and

(e) from and after the Commitment Termination Date, upon demand.

Section 3.3 Applicable Interest Rates. The Administrator shall from time to time advise the Borrower and the Servicer whether a Loan is a CP Loan or an Alternative Rate Loan, and of the interest rate applicable to each Interest Period thereof.

Section 3.4 Fees. The Borrower agrees to pay the Administrator and the Lender certain Fees in the amounts and on the dates set forth in the Fee Letter.

Section 3.5 Computation of Interest and Fees. All interest, Fees and Servicing Fees shall be computed on the basis of the actual number of days (including the first day but excluding the last day) occurring during the period for which such interest, Fee or Servicing Fee is payable over a year comprised of 360 days.

ARTICLE IV.

REPAYMENTS AND PREPAYMENTS; DISTRIBUTION OF COLLECTIONS

Section 4.1 Repayments and Prepayments. On and after the Commitment Termination Date, all Collections then held or thereafter received shall be applied to Obligations in accordance with this Agreement (including Section 4.2(c)), the Lender’s Commitment shall terminate, and no further Advance shall be made hereunder. Prior thereto, the Borrower:

(a) may, from time to time on any Business Day, make a prepayment, in whole or in part, of the outstanding principal amount of the Advances; provided, however, that, (i) unless otherwise consented to by the Administrator, written notice (in the form of Exhibit G) of all such voluntary prepayments shall be delivered to the Administrator no later than 2:00 pm (New York City time), one (1) Business Day prior to the prepayment thereof and (ii) unless otherwise consented to by the Administrator, all such voluntary partial prepayments shall be in a minimum amount of $1,000,000;

(b) shall, on or prior to each Seasonal Facility Limit Reduction Date, make a prepayment of the Advances in an amount equal to the excess, if any, of the aggregate outstanding principal amount of the Advances over the Facility Limit as in effect on such Seasonal Facility Limit Reduction Date. Each such repayment shall be subject to the payment of any amounts required by Section 6.2.

(c) shall, immediately upon any acceleration of the Commitment Termination Date of any Advances pursuant to Section 10.3, repay all Advances, unless, pursuant to Section 10.3.1, only a portion of all Advances is so accelerated, in which event the Borrower shall repay the accelerated portion of the Advances; and

(d) shall, on each date when any reduction in the Facility Limit shall become effective pursuant to Section 2.6, make a prepayment of the Advances in an amount equal to the excess, if any, of the aggregate outstanding principal amount of the Advances over the Facility Limit as so reduced. Each such prepayment shall be subject to the payment of any amounts required by Section 6.2; and

(e) shall, within two (2) Business Days of the Monthly Reporting Date, make a prepayment of the Advances in an aggregate amount equal to the existing Borrowing Base Deficit, if any, revealed by the related Monthly Report. Each such prepayment shall be subject to the payment of any amounts required by Section 6.2.

Section 4.2 Application of Collections.

(a) Collections shall be distributed by the Servicer at such times and in the order of priority set forth in this Section 4.2 and, to the extent Section 4.2 provides for distributions to the Administrator, shall be paid to the Administrator.

(b) On each Distribution Date prior to the Commitment Termination Date, the Servicer shall distribute from Collections received by the Borrower or the Servicer prior to such Distribution Date, the following amounts, without duplication, in the following order of priority:

first, to the Administrator for distribution to the Lender interest accrued on the Loans made during the period from the most recent Distribution Date to the current Distribution Date (plus, if applicable, the amount of interest on the Loans accrued for any prior period to the extent such amount has not been paid, and to the extent permitted by law, interest thereon);

second, to the Servicer, to the extent due and owing under this Agreement or any other Transaction Document, the accrued Servicing Fee payable for the prior Calculation Period (plus, if applicable, the amount of Servicing Fee payable for any prior Calculation Period to the extent such amount has not been distributed to the Servicer);

third, to the Administrator for distribution to the Lender, to the extent due and owing under any Transaction Document, all Fees accrued during the prior Calculation Period (plus, if applicable, the amount of Fees accrued for any prior Calculation Period to the extent such amount has not been distributed to the Administrator);

fourth, to the Administrator for distribution to the Lender, as a repayment of principal of the Advances, an aggregate amount equal to the Borrowing Base Deficit, if any;

fifth, to the Administrator for distribution to the Lender, to the extent due and owing under this Agreement or any other Transaction Document on such Distribution Date, all other Obligations owed to any Secured Party; and

sixth, the balance, if any, to the Borrower (provided, however, that nothing in this Section 4.2 shall prohibit the Borrower from applying Collections received from time to time to the purchase of additional Receivables, or to prepayment of Advances as permitted by Section 4.1 so long as Collections available for distribution on a Distribution Date are sufficient to pay the amounts described in clauses first through fifth above).

(c) On each Distribution Date on or after the Commitment Termination Date, the Servicer shall distribute from Collections received by the Borrower or the Servicer prior to such Distribution Date, the following amounts, without duplication, in the following order of priority:

first, to the Administrator, in payment of its reasonable costs and expenses (including reasonable attorneys’ fees and disbursements) in connection with enforcement of the Transaction Documents on behalf of the Administrator and the Lender;

second, to the Servicer, to the extent due and owing under this Agreement or any other Transaction Document, the accrued Servicing Fee payable for the prior Calculation Period (plus, if applicable, the amount of Servicing Fee payable for any prior Calculation Period to the extent such amount has not been distributed to the Servicer);

third, to the Administrator for distribution to the Lender, all Obligations other than principal due and owing on such Distribution Date;

fourth, the Administrator for distribution to the Lender as a repayment of principal of the Advances; and

fifth, once all amounts described in clauses first, second, third and fourth above have been paid in full, the balance, if any, to the Borrower.

Section 4.3 Application of Certain Payments. Each payment of principal of the Advances shall be applied to such Loans as the Servicer shall direct or, in the absence of such notice or during the existence of a Significant Event or after the Commitment Termination Date, as the Administrator shall determine in its discretion.

Section 4.4 Due Date Extension. If any payment of principal or interest with respect to any Advance falls due on a day which is not a Business Day, then such due date shall be extended to the next following Business Day, and additional interest shall accrue at the applicable interest rate and be payable for the period of such extension.

Section 4.5 Timing of Payments. All payments of principal of, or interest on, the Advances and of all Fees, and all amounts to be deposited by the Borrower or the Servicer hereunder, shall be made by the Borrower or the Servicer, as applicable, no later than 2:00 p.m. (New York City time), on the day when due in lawful money of the United States of America in immediately available funds to the Administrator. Funds received by the Administrator after 2:00 p.m. (New York City time) on the date when due, will be deemed to have been received by them on the next following Business Day for purposes of computing interest and fees, but so long as such funds are received by the Administrator no later than 6:00 p.m. (New York City time) on the date when due, no Unmatured Significant Event shall be deemed to have occurred under Section 10.1.1.

ARTICLE V.

SECURITY INTEREST

Section 5.1 Grant of Security.

(a) The Borrower hereby assigns and pledges to the Administrator (for the benefit of the Secured Parties), and hereby grants to the Administrator (for the benefit of the Secured Parties) a security interest in all of the Borrower’s right, title and interest in and to the following, whether now or hereafter existing and wherever located (the “Collateral”):

(i) all Receivables, Collections, Related Security and Receivable Files (other than with respect to Defective Receivables for which the Borrower has received a Purchase Price Credit);

(ii) all of the Borrower’s rights, remedies, powers and privileges in respect of the Receivables Contribution and Sale Agreement, including, without limitation, its rights to receive Purchase Price Credits and indemnity payments thereunder;

(iii) all of the Borrower’s rights, remedies, powers and privileges in respect of the Performance Undertaking, including, without limitation, its right to demand performance thereunder;

(iv) the Collection Account, the Lock-Box Accounts and all funds on deposit therein, together with all certificates and instruments, if any, from time to time evidencing such accounts and funds on deposit; and

(v) all products and proceeds (including, without limitation, insurance proceeds) of, and additions, improvements and accessions to, and books and records describing or used in connection with, all and any of the property described above.

(b) This grant of security secures the payment and performance of all Obligations.

(c) This grant of security shall create a continuing security interest in the Collateral and shall: (i) remain in full force and effect until the Administrator’s (for the benefit of the Secured Parties) interest in the Collateral shall have been released in accordance with Section 5.4; (ii) be binding upon the Borrower, its successors, transferees and assigns; and (iii) inure, together with the rights and remedies of the Administrator (for the benefit of the Secured Parties) hereunder, to the benefit of the Administrator and each Secured Party and their respective successors, transferees and assigns.

Section 5.2 Administrator Appointed Attorney-in-Fact. The Borrower hereby irrevocably appoints the Administrator (for the benefit of the Secured Parties) as the Borrower’s attorney-in-fact, with full authority in the place and stead of the Borrower and in the name of the Borrower or otherwise, from time to time in the Administrator’s discretion, after the occurrence and during the continuation of a Significant Event to take any action and to execute any instrument which the Administrator may deem necessary or advisable to accomplish the purposes of the Transaction Documents, including, without limitation:

(a) to ask, demand, collect, sue for, recover, compromise, receive and give acquittance and receipts for moneys due and to become due under or in respect of any of the Collateral;

(b) to receive, endorse, and collect any drafts or other instruments, documents and chattel paper, in connection with clause (a) above;

(c) to file any claims or take any action or institute any proceedings which the Administrator may deem necessary or desirable for the collection of any of the Collateral or otherwise to enforce the rights of the Administrator (for the benefit of the Secured Parties) with respect to any of the Collateral;

(d) to sell, transfer, assign or otherwise deal in or with the Collateral or any part thereof pursuant to the terms and conditions hereunder; and

(e) to perform the affirmative obligations of the Borrower under the Transaction Documents;

provided that the Administrator shall not take the action or execute any instrument to accomplish the purposes described in (a), (b), or (c) until it has given written notice pursuant to Section 11.7 of revocation of the appointment of Jarden as the Servicer hereunder. The Administrator agrees to give the Borrower and the Servicer prior written notice of the taking of any such action described in (d) or (e) above, but the failure to give such notice (other than any notice required to be given pursuant to the UCC) shall not affect the rights, power or authority of the Administrator with respect thereto. The Borrower hereby acknowledges, consents and agrees that the power of attorney granted pursuant to this Section 5.2 is irrevocable and coupled with an interest.

Section 5.3 Administrator May Perform. If the Borrower fails to perform any agreement to be performed by the Borrower hereunder, the Administrator (for the benefit of the Secured Parties) may itself perform, or cause performance of such agreement, and the reasonable expenses of the Administrator incurred in connection therewith shall be payable by the Borrower.

Section 5.4 Release of Collateral. The Administrator’s (for the benefit of the Secured Parties) right, title and interest in the Collateral shall be released effective on the date occurring after the Commitment Termination Date on which all Obligations shall have been finally and fully paid and performed (other than contingent obligations as to which no unsatisfied claim has been asserted).

ARTICLE VI.

INCREASED COSTS, ETC.

Section 6.1 Increased Costs. If any change in Regulation D of the Board of Governors of the Federal Reserve System, or any Regulatory Change, in each case occurring after the date hereof:

(a) shall subject any Affected Party to any tax, duty or other charge with respect to any Loan made or funded by it, or shall change the basis of taxation of payments to such Affected Party of the principal of or interest on any Loan owed to or funded by it or any other amounts due under this Agreement in respect of any Loan made or funded by it (other than Excluded Taxes); or

(b) shall impose, modify or deem applicable any reserve (including, without limitation, any reserve imposed by the Board of Governors of the Federal Reserve System, but excluding any reserve included in the determination of interest rates pursuant to Section 3.1), special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Affected Party; or

(c) shall change the amount of capital maintained or required or requested or directed to be maintained by any Affected Party (including, without limitation, because the assets and liabilities of the Lender are required to be consolidated with those of any other Affected Party under applicable accounting principles); or

(d) shall impose on any Affected Party any other condition affecting any Loan made or funded by any Affected Party;

and the result of any of the foregoing is to (i) increase the cost to or to impose a cost on (A) an Affected Party funding or making or maintaining any Loan (including extensions of credit under the Liquidity Agreement or any other applicable Support Agreement, or any commitment of such Affected Party with respect to any of the foregoing), or (B) the Administrator for continuing its or the Borrower’s relationship with the Lender, (ii) to reduce the amount of any sum received or receivable by an Affected Party under this Agreement, the Lender Note, the Liquidity Agreement or other applicable Support Agreement with respect thereto, or (iii) in the good faith determination of such Affected Party, to reduce the rate of return on the capital of an Affected Party as a consequence of its obligations hereunder, or under the applicable Liquidity Agreement or other applicable Support Agreement, as applicable, or arising in connection herewith or therewith to a level below that which such Affected Party could otherwise have achieved, then after demand by such Affected Party to the Borrower (which demand shall be accompanied by a written statement setting forth the basis of such demand), the Borrower shall pay to Administrator on behalf of such Affected Party such additional amount or amounts as will (in the reasonable determination of such Affected Party) compensate such Affected Party for such increased cost or such reduction. Such written statement (which shall include calculations in reasonable detail) shall, in the absence of manifest error, be conclusive evidence of the subject matter thereof.

Section 6.2 Broken Funding Costs. The Borrower hereby agrees that upon demand by any Affected Party (which demand shall be accompanied by a written statement setting forth in reasonable detail the basis for the calculations of the amount being claimed), the Borrower will indemnify such Affected Party against any Broken Funding Costs. Such written statement shall, in the absence of manifest error, be conclusive evidence of the subject matter thereof.

Section 6.3 Withholding Taxes. All payments made by the Borrower hereunder (or by the Servicer, on behalf of the Borrower, hereunder) shall be made free and clear of, and without reduction or withholding for or on account of, any present or future Covered Taxes, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority or other taxing authority. If any Covered Taxes are required to be withheld from any amounts payable to any of the Administrator or the Lender, the amounts so payable to the Administrator or the Lender shall be increased to the extent necessary to yield to the Administrator or the Lender (after payment of all such Covered Taxes) all such amounts payable hereunder at the rates or in the amounts specified herein. Whenever any Covered Taxes are payable by the Borrower, as promptly as possible thereafter, the Borrower shall send to the Administrator for its own account or for the account the Lender, as the case may be, a certified copy of an original official receipt received by the Borrower showing payment thereof. If the Borrower fails to pay any Covered Taxes when due to the appropriate taxing authority or fails to remit to the Administrator the required documentary evidence, the Borrower shall indemnify the Administrator and the Lender for such Covered Taxes and any incremental taxes that may become payable by the Administrator or the Lender as a result of any such failure.

ARTICLE VII.

CONDITIONS TO BORROWING

Section 7.1 Initial Loan. The making of the initial Advance hereunder is subject to the conditions precedent that the Administrator shall have received all of the following, each duly executed and dated the date of such Advance (or such earlier date as shall be satisfactory to the Administrator), in form and substance satisfactory to the Administrator:

7.1.1 Resolutions. Certified copies of resolutions of the Board of Managers of the Borrower, the Performance Guarantor and each of the Originators authorizing or ratifying the execution, delivery and performance, respectively, of the Transaction Documents to which it is a party, together with a certified copy of its Organizational Documents.

7.1.2 Consents, etc. Certified copies of all documents evidencing any necessary consents and governmental approvals (if any) with respect to the Transaction Documents.

7.1.3 Incumbency and Signatures. A certificate of an officer of the Borrower, the Servicer, the Performance Guarantor and each Originator certifying the names of its officer or officers authorized to sign the Transaction Documents to which it is a party.

7.1.4 Good Standing Certificates. Good standing certificates for the Borrower, the Servicer, the Performance Guarantor and each Originator issued as of a recent date acceptable to the Administrator by the Secretary of State of the jurisdiction of such Person’s organization.

7.1.5 Financing Statements. (i) Proper financing statements (Form UCC-1), filed on or prior to the date of the initial Loan, naming the Borrower as debtor and the Administrator (for the benefit of the Secured Parties) as the secured party as may be necessary or, in the opinion of the Administrator, desirable under the UCC to perfect the Administrator’s (for the benefit of the Secured Parties) security interest in the Collateral, (ii) proper financing statements, filed on or prior to the date of the initial Advance, naming each Originator, as seller/debtor, the Borrower as purchaser/secured party and the Administrator as assignee as may be necessary or, in the opinion of the Administrator, desirable under the UCC to perfect the Borrower’s ownership interest in the Receivables, and (iii) authorized copies of proper Uniform Commercial Code Form UCC-3 termination statements or other evidence satisfactory to the Administrator indicating the release of all liens and other Adverse Claims of any Person in the Collateral granted by the Borrower or any Originator.

7.1.6 Search Reports. A written search report provided to the Administrator by a search service acceptable to the Administrator listing all effective financing statements that name the Borrower or any Originator as debtor or assignor and that are filed in the jurisdictions in which filings were made pursuant to Section 7.1.5 above and in such other jurisdictions that the Administrator shall reasonably request, together with copies of such financing statements (none of which shall cover any Collateral or interests therein or proceeds of any thereof), and tax and judgment lien search reports from a Person satisfactory to the Administrator showing no evidence of such lien filed against the Borrower or any Originator.

7.1.7 Fee Letter; Payment of Fees. The Fee Letter, together with all payment of all Fees that are due and payable on or prior to the Closing Date pursuant to the Fee Letter.

7.1.8 Receivables Contribution and Sale Agreement. (i) Duly executed and delivered counterparts of each of the Receivables Contribution and Sale Agreement and all documents, agreements and instruments contemplated thereby, and (ii) evidence that each of the conditions precedent to the execution and delivery of the Receivables Contribution and Sale Agreement has been satisfied to the Administrator’s satisfaction, and that the initial assignments and transfers under the Receivables Contribution and Sale Agreement have been consummated.

7.1.9 Opinions of Counsel. Opinions of counsel to the Borrower, the Servicer, the Performance Guarantor and each Originator in form and substance reasonably satisfactory to the Administrator.

7.1.10 Lender Note. The Lender Note, duly executed by the Borrower.

7.1.11 Monthly Report. Monthly Report, duly executed by an Authorized Officer of the Servicer as of June 30, 2007.

7.1.12 Lock Box Account Agreements. The Lock Box Agreements with respect to each of the Lock-Box Accounts in the United States, duly executed by all of the parties thereto.

7.1.13 Releases. Releases and termination statements duly executed by each Person, other than the Borrower, that has an interest in the Receivables.

7.1.14 Performance Undertaking. The Performance Undertaking, duly executed by the Performance Guarantor.

7.1.15 Intercreditor Agreement. The Intercreditor Agreement, duly executed by each of the parties thereto.

7.1.16 2006 Financial Statements. A copy of the unaudited balance sheet of the Borrower as at December 31, 2006, together with the related statement of earnings for the fiscal year then ended, certified by an Authorized

Officer of the Borrower (which certification shall state that such balance sheet and statement or earnings fairly present the financial condition and results of operations for such year in accordance with GAAP except for the absence of footnotes).

7.1.17 2006 Servicing Certificate. A certificate signed by any Authorized Officer of the Servicer, stating that (a) a review of the activities of the Servicer under this Agreement during the fiscal year ended December 31, 2006 has been made under such officer’s supervision and (b) to the best of such officer’s knowledge, based on such review, the Servicer has fulfilled in all material respects its obligations under the Agreement throughout such fiscal year and has complied in all material respects with the Credit and Collection Policy, or, if there has been a material failure to fulfill any such obligation, specifying the nature and status thereof.

7.1.18 K2 Acquisition. Evidence satisfactory to the Administrator that all conditions precedent (other than payment of the consideration) to the K2 Acquisition shall have been met (or waived unless such is materially adverse to the Administrator and the Lender, in which case such may only be waived with the consent of the Administrator and the Lender) and that the K2 Acquisition shall be simultaneously consummated in all material respects in accordance with the terms of the K2 Acquisition Agreement and all requirements of law.

7.1.19 Other. Such other documents, certificates and opinions as any of the Administrator may reasonably request.

Section 7.2 All Advances. The making of each Advance, including without limitation, the initial Advance, is subject to the conditions precedent that:

7.2.1 No Default, etc. (i) No Significant Event or Unmatured Significant Event has occurred and is continuing or will result from the making of such Advance, (ii) the representations and warranties contained in Article VIII are true and correct in all material respects as of the date of such requested Advance, with the same effect as though made on the date of such Advance (provided that the materiality threshold in this clause (ii) shall not be applicable with respect to any representation or warranty which itself contains a materiality threshold), and (iii) after giving effect to such Advance, the aggregate unpaid balance of the Advances will not exceed the Borrowing Base or the Facility Limit. By making a Borrowing Request, the Borrower shall be deemed to have represented and warranted that items (i), (ii) and (iii) in the preceding sentence are true and correct.

7.2.2 Borrowing Request, etc. The Administrator shall have received a Borrowing Request for such Advance in accordance with Section 2.2, together with all items required to be delivered in connection therewith.

7.2.3 Commitment Termination Date. The Commitment Termination Date shall not have occurred.

7.2.4 Accounts. Each of the Lock-Box Accounts shall be in the Borrower’s name. The Lock-Box Accounts shall be subject to valid and perfected first priority security interest in favor of the Administrator for the benefit of the Secured Parties.

ARTICLE VIII.

REPRESENTATIONS AND WARRANTIES

In order to induce the Lender and the Administrator to enter into this Agreement and, in the case of the Lender, to make Loans hereunder, the Borrower hereby represents and warrants to the Administrator and the Lender as to itself as follows, and the Servicer hereby represents and warrants to the Administrator and the Lender as to itself as follows:

Section 8.1 Existence and Power

(a) The Borrower is a limited liability company duly formed under the laws of the State of Delaware. The Borrower is validly existing and in good standing under the laws of its state of organization and is duly qualified to do business and is in good standing as a foreign corporation, and has and holds all power and all governmental licenses, authorizations, consents and approvals required to carry on its business in each jurisdiction in which its business is conducted except where the failure to so qualify or so hold could not reasonably be expected to have a Material Adverse Effect.

(b) The Servicer is a corporation duly organized under the laws of the State of Delaware. The Servicer is validly existing and in good standing under the laws of its state of organization and is duly qualified to do business and is in good standing as a foreign corporation, and has and holds all power and all governmental licenses, authorizations, consents and approvals required to carry on its business in each jurisdiction in which its business is conducted except where the failure to so qualify or so hold could not reasonably be expected to have a Material Adverse Effect.

Section 8.2 Power and Authority; Due Authorization, Execution and Delivery

(a) The execution and delivery by each of the Borrower of this Agreement and each other Transaction Document to which it is a party, and the performance of its obligations hereunder and thereunder, and the Borrower’s use of the proceeds of the Loans made hereunder, are within its powers and authority and have been duly authorized by all necessary corporate action on its part. This Agreement and each other Transaction Document to which the Borrower is a party has been duly executed and delivered by the Borrower.

(b) The execution and delivery by each of the Servicer of this Agreement and each other Transaction Document to which it is a party, and the performance of its obligations hereunder and thereunder. This Agreement and each other Transaction Document to which the Servicer is a party has been duly executed and delivered by the Servicer.

Section 8.3 No Conflict

(a) The execution and delivery by each of the Borrower of this Agreement and each other Transaction Document to which it is a party, and the performance of its obligations hereunder and thereunder do not contravene or violate (i) its Organizational Documents, (ii) any law, rule or regulation applicable to it, (iii) any restrictions under any agreement, contract or instrument to which it is a party or by which it or any of its property is bound, or (iv) any order, writ, judgment, award, injunction or decree binding on or affecting it or its property, and do not result in the creation or imposition of any Adverse Claim on its assets (except as created under the Transaction Documents) except, in any case set forth in (i) – (iv) above, where such contravention or violation could not reasonably be expected to have a Material Adverse Effect. No transaction contemplated hereby requires compliance with any bulk sales act or similar law other than compliance, if required, with any notice requirements which are satisfied prior to the Closing Date.

(b) The execution and delivery by each of the Servicer of this Agreement and each other Transaction Document to which it is a party, and the performance of its obligations hereunder and thereunder do not contravene or violate (i) its Organizational Documents, (ii) any law, rule or regulation applicable to it, (iii) any restrictions under any agreement, contract or instrument to which it is a party or by which it or any of its property is bound, or (iv) any order, writ, judgment, award, injunction or decree binding on or affecting it or its property, and do not result in the creation or imposition of any Adverse Claim on its assets (except as created under the Transaction Documents) except, in any case set forth in (i) – (iv) above, where such contravention or violation could not reasonably be expected to have a Material Adverse Effect.

Section 8.4 Governmental Authorization

(a) Other than the filing of the financing statements required hereunder, no authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution and delivery by the Borrower of this Agreement and each other Transaction Document to which it is a party and the performance of its obligations hereunder and thereunder.

(b) No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution and delivery by the Servicer of this Agreement and each other Transaction Document to which it is a party and the performance of its obligations hereunder and thereunder.

Section 8.5 Actions, Suits

(a) There is no litigation, arbitration, governmental investigation, proceeding or inquiry pending or, to the actual knowledge of any of the Borrower’s Authorized Officers, threatened against or affecting the Borrower or any of its Subsidiaries that, if adversely determined, could reasonably be expected to have a Material Adverse Effect or which seeks to prevent, enjoin or delay the making or repayment of any Loans.

(b) There is no litigation, arbitration, governmental investigation, proceeding or inquiry pending or, to the actual knowledge of any of the Servicer’s Authorized Officers, threatened against or affecting the Servicer or any of its Subsidiaries that, if adversely determined, could reasonably be expected to have a Material Adverse Effect or which seeks to prevent, enjoin or delay the making or repayment of any Loans.

Section 8.6 Binding Effect

(a) This Agreement and each other Transaction Document to which the the Borrower is a party constitute the legal, valid and binding obligations of the Borrower, as the case may be, enforceable against it in accordance with their respective terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws relating to or limiting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

(b) This Agreement and each other Transaction Document to which the the Servicer is a party constitute the legal, valid and binding obligations of the Servicer, as the case may be, enforceable against it in accordance with their respective terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws relating to or limiting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

Section 8.7 Accuracy of Information

(a) All Borrower Representations and Borrower Financial Statements and, as applicable, Notices of Significant Event, Procedure Review Reports and Additional Information Reports shall be complete and correct and fairly present the information contained therein in all material respects as of the date made, reported, or certified, as applicable (provided that the foregoing materiality threshold shall not be applicable with respect to any representation or warranty which itself contains a materiality threshold), and do not contain any material misstatement of fact as of such date or omit to state a material fact or any fact necessary to make the information contained therein, taken as a whole with all other written information provided by Authorized Officers as of such date, not misleading as of such date.

(b) All Servicer Representations, Servicer Financial Statements, Monthly Reports and Servicing Reports and, as applicable, Notices of Significant Event, Procedures Review Reports and Additional Information Reports shall be complete and correct and fairly present the information contained therein in all material respects as of the date made, reported, or certified, as applicable (provided that the foregoing materiality threshold shall not be applicable with respect to any representation or warranty which itself contains a materiality threshold), and do not contain any material misstatement of fact as of such date or omit to state a material fact or any fact necessary to make the information contained therein, taken as a whole with all other written information provided by Authorized Officers as of such date, not misleading as of such date.

Section 8.8 Margin Regulations; Use of Proceeds. The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock, and no proceeds of any Loans, directly or indirectly, will be used for a purpose that violates, or would be inconsistent with, Regulations T, U and X promulgated by the Federal Reserve Board from time to time. No portion of the proceeds of any Loan hereunder will be used for a purpose that violates, or would be inconsistent with, any other law, rule or regulation applicable to the Borrower.

Section 8.9 Good Title. The Borrower, upon each transfer of Receivables pursuant to the Receivables Contribution and Sale Agreement, is the legal and beneficial owner of the Receivables and the Related Security with respect thereto, or possesses a valid and perfected security interest therein, in each case, free and clear of any Adverse Claim, except as created by the Transaction Documents. There have been duly filed all financing statements or other similar instruments or documents necessary under the UCC of all appropriate jurisdictions to perfect the Borrower’s ownership interest in each such Receivable, its Collections and the Related Security.

Section 8.10 Perfection. The Borrower represents and warrants that this Agreement is effective to create a valid security interest in the Collateral in favor of the Administrator, for the benefit of the Secured Parties. There have been duly filed all financing statements or other similar instruments or documents necessary under the UCC (or any comparable law) of all appropriate jurisdictions to perfect the Administrator’s security interest, for the benefit of the Secured Parties, in the Collateral. The Collateral is free of any Adverse Claim except as created or permitted under the Transaction Documents.

Section 8.11 Places of Business and Locations of Records

(a) The principal place of business and headquarters of the Borrower is located at its address referred to on Schedule 15.3 to this Agreement (or at such other locations, notified to the Administrator in jurisdictions where all action required to perfect or maintain the perfection of the Administrator’s security interest in Collateral has been taken). The Borrower’s Federal Employer Identification Number is 25-1406546.

(b) The principal place of business and chief executive office of the Servicer is located at its address referred to on Schedule 15.3 to this Agreement.

Section 8.12 Accounts

(a) The Borrower represents and warrants that (i) Schedule 8.12 hereto is a complete and accurate listing, as of the Closing Date, of the Lock-Boxes and Lock-Box Accounts, and (ii) each of the Lock-Box Accounts has been established in, or transferred into, the Borrower’s name. The Borrower has not granted any interest in any Lock-Box or Lock-Box Account to any Person other than the Administrator, and the Administrator has exclusive control of the Lock-Box Accounts, subject to the Servicer’s right of access to such accounts as provided herein and in the applicable Lock-Box Agreements.

(b) The Servicer represents and warrants that the Servicer has not granted any interest in any Lock-Box or Lock-Box Account to any Person other than the Administrator, and the Administrator has exclusive control of the Lock-Box Accounts, subject to the Servicer’s right of access to such accounts as provided herein and in the applicable Lock-Box Agreements.

Section 8.13 No Material Adverse Effect. There has been no Material Adverse Effect since the last day of its fiscal year as to which financial statements have most recently been delivered pursuant to Section 9.1.5(a).

Section 8.14 Names. The name in which the Borrower has executed this Agreement on the Closing Date is identical to the name of the Borrower as indicated on the public record of the State of Delaware on the Closing Date. As of the Closing Date, the Borrower has not used any legal name, trade name or assumed name other than the name in which it has executed this Agreement.

Section 8.15 Ownership of the Borrower; No Subsidiaries. All of the issued and outstanding equity interests of the Borrower are owned beneficially and of record by Sunbeam, free and clear of any Adverse Claim. Such equity interests are validly issued, fully paid and nonassessable, and there are no options, warrants or other rights to acquire securities of the Borrower. The Borrower has no Subsidiaries.

Section 8.16 Not an Investment Company

(a) The Borrower is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or any successor statute.

(b) The Servicer is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or any successor statute.

Section 8.17 Compliance with Credit and Collection Policy

(a) The Borrower has complied in all material respects with the Credit and Collection Policy with regard to each Receivable and the related Contract. No change or amendment has been made to the Credit and Collection Policy except in accordance with Section 9.2.3.

(b) The Servicer has complied in all material respects with the Credit and Collection Policy with regard to each Receivable and the related Contract. No change or amendment has been made to the Credit and Collection Policy except in accordance with Section 9.2.3.

Section 8.18 Solvency. Both before and after giving effect to each Advance, the Borrower is Solvent.

Section 8.19 Eligible Receivables. Each Receivable included in the Monthly Report as an Eligible Receivable is, as of the date of such Monthly Report, an Eligible Receivable.

Section 8.20 Sales by Originators. Each sale of Receivables by an Originator to the Borrower shall have been effected under, and in accordance with the terms of, the Receivables Contribution and Sale Agreement, including the payment by the Borrower to the applicable Originator of the purchase price therefor as provided in the Receivables Contribution and Sale Agreement, and each such sale shall have been made for “reasonably equivalent value” (as such term is used under § 548 of the Bankruptcy Code) and not for or on account of “antecedent debt” (as such term is used under § 547 of the Bankruptcy Code) owed by the Borrower to any Originator.

Section 8.21 Ordinary Course of Business. Each remittance of Collections by the Borrower to the Administrator or the Lender under this Agreement is (i) in payment of a debt incurred by the Borrower in the ordinary course of its business or financial affairs and (ii) made in the ordinary course of its business or financial affairs.

Section 8.22 K2 Acquisition. Jarden hereby represents and warrants that after giving effect to the consummation of the transactions contemplated by the K2 Acquisition Agreement, Jarden shall own all of the capital stock of K2 Inc., a Delaware corporation. Jarden further represents and warrants that, to the knowledge of Jarden, as of the Closing Date, no material default, or event that, with the giving of notice or lapse of time or both, would constitute a material default under the K2 Acquisition Agreement, has occurred. As of the Closing Date, all applicable waiting periods in connection with the K2 Acquisition have expired or have been terminated under the Hart-Scott-Rodino Antitrust Improvements Act of 1976) and all material approvals required under the competition or merger control laws of any applicable jurisdiction other than the United States shall have been obtained.

Section 8.23 Receivables as Accounts. The Receivables constitute “accounts” within the meaning of the UCC.

Section 8.24 Security Interest. This agreement creates a valid and continuing security interest (as defined in the UCC) in the Collateral in favor of the Administrator (for the benefit of the Secured Parties), which security interest is prior to all other Liens, and is enforceable as such against creditors of and purchasers of Borrower.

Section 8.25 Priority. Other than the security interest granted to the Administrator (for the benefit of the Secured Parties), Borrower has not pledged, assigned, sold granted a security interest in, or otherwise conveyed any of the Collateral. Borrower has not authorized the filing of and is not aware of any financing statements against Borrower that include a description of collateral covering the Collateral other than any financing statement (i) relating to the security interest granted to Administrator (for the benefit of the Secured Parties), hereunder or under the Existing Agreement, or (ii) that has been terminated.

ARTICLE IX.

COVENANTS OF BORROWER AND SERVICER

Section 9.1 Affirmative Covenants. From the date hereof until the first day, following the Commitment Termination Date, on which all Obligations shall have been finally and fully paid and performed (other than contingent obligations as to which no unsatisfied claim has been asserted), each of the Borrower and the Servicer hereby covenants and agrees with the Administrator and the Lender as to itself, as follows:

9.1.1 Compliance with Laws, Etc.

(a) The Borrower will comply in all material respects with all applicable laws, rules, regulations and orders of all governmental authorities (including those which relate to the Receivables), except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect.

(b) The Servicer will comply in all material respects with all applicable laws, rules, regulations and orders of all governmental authorities (including those which relate to the Receivables), except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect.

9.1.2 Preservation of Legal Existence

(a) The Borrower will preserve and maintain its existence, rights, franchises and privileges in the jurisdiction of its organization, and qualify and remain qualified in good standing as a foreign entity in the jurisdiction where its principal place of business and its chief executive office are located (to the extent its ownership, lease or operation of property or the conduct of its business requires such qualification) and in each other jurisdiction where the failure to preserve and maintain such existence, rights, franchises, privileges and qualifications would have a Material Adverse Effect.

(b) The Servicer will preserve and maintain its existence, rights, franchises and privileges in the jurisdiction of its organization, and qualify and remain qualified in good standing as a foreign entity in the jurisdiction where its principal place of business and its chief executive office are located (to the extent its ownership, lease or operation of property or the conduct of its business requires such qualification) and in each other jurisdiction where the failure to preserve and maintain such existence, rights, franchises, privileges and qualifications would have a Material Adverse Effect.

9.1.3 Performance and Compliance with Receivables

(a) The Borrower will timely perform and comply in all material respects with all provisions, covenants and other promises required to be observed by it under the Receivables and all other agreements related to such Receivables (but only to the extent where there would not be an adverse effect on the Receivables).

(b) The Servicer will timely perform and comply in all material respects with all provisions, covenants and other promises required to be observed by it under the Receivables and all other agreements related to such Receivables (but only to the extent where there would not be an adverse effect on the Receivables).

9.1.4 Credit and Collection Policy

(a) The Borrower will comply in all material respects with the Credit and Collection Policy.

(b) The Servicer will comply in all material respects with the Credit and Collection Policy.

9.1.5 Reporting Requirements

(a) Financial Statements.

(i) The Borrower will furnish to the Administrator for distribution to the Lender within 90 days after the close of each of its fiscal years, a copy of the unaudited balance sheet of the Borrower, in each case, as at the end of such year, together with the related statement of earnings for such year, certified by an Authorized Officer of the Borrower (which certification shall state that such balance sheet and statement or earnings fairly present the financial condition and results of operations for such year in accordance with GAAP except for the absence of footnotes);

(ii) The Servicer will furnish to the Administrator for distribution to the Lender within 90 days after the close of each of Jarden’s fiscal years, annual audited consolidated financial statements for Jarden and its Consolidated Subsidiaries, including a consolidated balance sheet as of the end of such period, related statement of consolidated income, statement of consolidated shareowners’ equity, and statement of cash flows, setting forth in each case in comparative form the figures for such fiscal year and the previous fiscal year, all prepared in accordance with GAAP, accompanied by audit report of independent certified public accountants of recognized national standing or otherwise acceptable to the Administrator (which report shall be unqualified as to going concern and scope of audit); and

(iii) The Servicer will furnish to the Administrator for distribution to the Lender within 45 days after the close of the first three quarterly periods of each of its fiscal years, unaudited consolidated financial statements for Jarden and its Consolidated Subsidiaries, including a consolidated balance sheet as of the end of such period, related statement of consolidated income and statement of cash flows, all prepared in accordance with GAAP, for the period from the beginning of such fiscal year to the end of such quarter, setting forth in the case of such statements of income and cash flows in comparative form the figures for the corresponding quarter and the corresponding portion of Jarden’ previous fiscal year.

Notwithstanding anything to the contrary, the Borrower and the Servicer shall be deemed to have complied with the delivery requirements under this Section 9.1.5(a) by making publicly available the required documents through Jarden’s website at www.jarden.com, or at www.sec.gov or other publicly available electronic medium and providing the hyperlink or other appropriate internet address information for obtaining such information; provided that the Borrower and the Servicer shall deliver paper copies of any statements, reports, financial statements and other information referred to in this Section 9.1.5(a) to the Administrator promptly upon request following such filing.

(b) Monthly Reports. On or before each Monthly Reporting Date, the Servicer shall prepare and deliver to the Administrator for distribution to the Lender a Monthly Report, as of the most recent Calculation Date, signed by an Authorized Officer of the Servicer.

(c) Significant Events. As soon as possible but in any event within three (3) Business Days after any Authorized Officer of the Borrower or the Servicer becomes aware of the occurrence of a Significant Event or an Unmatured Significant Event, the Borrower or the Servicer, as the case may be, will deliver to the Administrator for distribution to the Lender a written notice setting forth details of such event and the action that the Borrower or the Servicer, as the case may be, proposes to take with respect thereto.

(d) Servicing Certificate. The Servicer shall deliver, or cause to be delivered, to the Administrator for distribution to the Administrator, on or before the date that is 90 days after the end of each fiscal year, a certificate signed by any Authorized Officer of the Servicer, stating that (a) a review of the activities of the Servicer under this Agreement during the fiscal year immediately preceding has been made under such officer’s supervision and (b) to the best of such officer’s knowledge, based on such review, the Servicer has fulfilled in all material respects its obligations under the Agreement throughout such fiscal year and has complied in all material respects with the Credit and Collection Policy, or, if there has been a material failure to fulfill any such obligation, specifying the nature and status thereof.

(e) Procedures Review. In connection with an inspection permitted under Section 9.1.11, within twenty (20) Business Days after receipt of written request therefor, information reasonably required to generate a report which reasonably satisfies the requirements set forth on Schedule 9.1.5 (each such report, a “Procedures Review Report”).

(f) Other. Promptly, from time to time, such other information, documents, records or reports respecting the Collateral, the Receivables or the condition or operations, financial or otherwise, of the Borrower or any Originator as any of the Administrator may from time to time reasonably request in order to protect the interests of the Administrator, on behalf of the Secured Parties, under or as contemplated by this Agreement or the other Transaction Documents.

9.1.6 Use of Proceeds. The Borrower will use the proceeds of the Loans made hereunder solely in connection with the acquisition or funding of Receivables and to make dividends in accordance with applicable corporate law and this Agreement.

9.1.7 Separate Legal Entity. The Borrower hereby acknowledges that the Lender and the Administrator are entering into the transactions contemplated by this Agreement and the other Transaction Documents in reliance upon the Borrower’s identity as a legal entity separate from any other Person. Therefore, from and after the date hereof, the Borrower shall take all reasonable steps to continue the Borrower’s identity as a separate legal entity and to make it apparent to third Persons that the Borrower is an entity with assets and liabilities distinct from those of any other Person, and is not a division of any Originator or other Person. Without limiting the generality of the foregoing and in addition to and consistent with the covenant set forth in Section 9.1.2, the Borrower shall take such actions as shall be required in order that:

(a) The Borrower will be a limited purpose company whose primary activities are restricted in its Organizational Documents to owning the Receivables and Related Security and financing the acquisition thereof and conducting such other activities as it deems necessary or appropriate to carry out its primary activities;

(b) Not less than one member of the Borrower’s Board of Managers (each, an “Independent Manager”) shall be an individual who is not, and during the past five (5) years has not been (i) a direct or indirect legal or beneficial owner in Jarden or its Affiliates (excluding de minimis ownership interest), (ii) a creditor, supplier, employee, officer, director, family member, manager, or contractor of Jarden and its Affiliates or (iii) a person who controls (whether directly, indirectly or otherwise) Jarden or its Affiliates or any creditor, supplier, employee, officer, director manager or contractor of Jarden or any of its Affiliates, or a family member of such individual described in the foregoing. The Organizational Documents of the Borrower shall provide that (i) the Board of Managers shall not approve, or take any other action to cause the filing of, a voluntary bankruptcy petition with respect to the Borrower unless the Independent Managers shall approve the taking of such action in writing prior to the taking of such action, and (ii) such provision cannot be amended without the prior written consent of the Independent Managers;

(c) Any employee, consultant, or agent of the Borrower will be compensated from funds of the Borrower, as appropriate, for services provided to the Borrower;

(d) The Borrower will allocate and charge fairly and reasonably overhead expenses shared with any other Person. To the extent, if any, that the Borrower and any other Person share items of expenses such as legal, auditing and other professional services, such expenses will be allocated to the extent practical on the basis of actual use or the value of services rendered, and otherwise on a basis reasonably related to the actual use or the value of services rendered; the Borrower’s operating expenses will not be paid by any other Person except as permitted under the terms of this Agreement or otherwise consented to by the Administrator;

(e) The Borrower’s books and records will be maintained separately from those of any other Person;

(f) All audited financial statements of any Person that are consolidated to include the Borrower will contain detailed notes clearly stating that (A) the Receivables have been sold to the Borrower, and (B) the Borrower is a separate legal entity;

(g) The Borrower’s assets will be maintained in a manner that facilitates their identification and segregation from those of any other Person;

(h) The Borrower will strictly observe corporate formalities in its dealings with all other Persons, and funds or other assets of the Borrower will not be commingled with those of any other Person; and

(i)(j) Any Person that renders or otherwise furnishes services to the Borrower will be compensated thereby at market rates for such services it renders or otherwise furnishes thereto. The Borrower will not hold itself out to be responsible for the debts of any other Person or the decisions or actions respecting the daily business and affairs of any other Person.

9.1.8 Adverse Claims on Receivables. Each of the Borrower and the Servicer will, and will require each Originator to, defend each Receivable against all claims and demands of all Persons at any time claiming the same or any interest therein adverse to the Administrator’s security interest, on behalf of the Secured Parties.

9.1.9 Further Assurances. At its expense, each of the Borrower and the Servicer will perform all acts and execute all documents reasonably requested by any of the Administrator at any time to evidence, perfect, maintain and enforce the title or the security interest of the Administrator, on behalf of the Secured Parties, in the Receivables and the priority thereof. Each of the Borrower and the Servicer will, at the reasonable request of the Administrator, execute and deliver financing statements relating to or covering the Collateral and, where permitted by law, the Borrower shall authorize the Administrator to file one or more financing statements without the Borrower’s signature. The Borrower shall, and shall cause each Originator to, mark its master data processing records relating to the Receivables with a legend stating that the Receivables have been sold or contributed to Jarden Receivables, LLC, and a security interest therein has been granted to SunTrust Robinson Humphrey, Inc., as Administrator for various parties.

9.1.10 Servicing. The Servicer shall (a) pursue collection of the Receivables as vigorously as it would pursue collection of its own financial assets, and (b) follow such practices and procedures for servicing the Receivables, in accordance with the Credit and Collection Policy, as would be customary and usual for a prudent servicer under similar circumstances, including using commercially reasonable efforts to realize upon any recourse to the Obligors.

9.1.11 Inspection. Each of the Borrower and the Servicer shall permit the Administrator and their duly authorized representatives, attorneys or auditors to inspect the Receivables and the associated Receivable Files, Documents, accounts, records and computer systems, software and programs used or maintained by the Borrower, the Servicer or by such Originators as Administrator may reasonably request, at such times as the Administrator may reasonably request; provided, however, that prior to the occurrence of a Significant Event, there shall be (x) one such inspection during the first three (3) month period following the Closing Date and (y) one (1) inspection during each (12) month period thereafter and, in each case, all reasonable costs and expenses of each such inspection shall be borne by the Borrower and the Servicer. Each of the Borrower and the Servicer shall provide any document in its possession (or a copy thereof) related to any Receivable (other than confidential financial information of the related Obligor which the Borrower, any Originator, or the Servicer is not authorized to disclose) to the Administrator or to the Servicer, if reasonably requested by the Administrator.

9.1.12 Cooperation. Each of the Borrower and the Servicer shall provide such cooperation, information and assistance, and prepare and supply the Administrator with such data regarding the performance by the Obligors of their obligations under the Receivables and the performance by the Borrower and the Servicer of their respective obligations under the Transaction Documents, as may be reasonably requested by any of the Administrator from time to time.

9.1.13 Facility. The Servicer shall (and shall require any Originator acting as a sub-Servicer to) maintain adequate facilities for the servicing of Receivables. The Servicer shall make, or shall require the relevant Originator to make, all required property tax payments, lease payments and all other required payments with respect to such facility. The Servicer shall, in connection with any inspection under Section 9.1.11 and at all times following the occurrence and during the continuance of any Significant Event, (i) ensure that the Administrator shall have complete access (which shall be unrestricted to the extent such access does not materially impede or materially interfere with the Servicer’s operations) during regular business hours, at the Servicer’s expense, to such facility and all computers and other systems relating to the servicing of the Receivables and all persons employed at such facility, (ii) use its commercially reasonable efforts to retain employees based at such facility to provide assistance to the Administrator, and (iii) continue to store on a daily basis all back-up files relating to the Receivables and the servicing of the Receivables at the Servicer’s facilities, or such other storage facility of similar quality, security and safety as the Servicer may select from time to time.

9.1.14 Accounts. The Borrower shall not maintain any bank accounts other than the accounts described on Schedule 8.12. Neither the Borrower nor the Servicer shall make, nor will either of them permit any Originator to make, any change in its instructions to Obligors regarding payments to be made to a Lock-Box. Neither the Borrower nor the Servicer will, nor will either of them permit any Originator to add any Lock-Box Account Bank or Lock Box Account to those listed on Schedule 8.12 unless the Administrator shall have consented thereto and received a copy of any new duly executed Lock-Box Account Agreement. Neither the Borrower nor the Servicer will, nor will either of them permit any Originator to, change any Lock-Box Account Bank or close any Lock-Box or Lock-Box Account unless the Administrator shall have received at least thirty (30) days’ prior notice of such termination and (i) in the case of a closed Lock-Box, all applicable Obligors have been notified to make payments to another Lock-Box that clears through a Lock-Box Account which is subject to a Lock-Box Account Agreement, or (ii) in the case of termination of a Lock-Box Bank or closing of a Lock-Box Account, a new Lock-Box Account Agreement is entered into with respect to any new or replacement Lock-Box Account or Lock-Box Account Bank.

Section 9.2 Negative Covenants. From the date hereof until the first day, following the Commitment Termination Date, on which all Obligations shall have been finally and fully paid and performed (other than contingent obligations as to which no unsatisfied claim has been asserted), each of the Borrower and the Servicer hereby covenants and agrees as to itself as follows:

9.2.1 Sales, Liens, Etc. Except pursuant to, or as contemplated by, the Transaction Documents, the Borrower shall not (and shall not permit the Servicer, acting on the Borrower’s behalf to) sell, assign (by operation of law or otherwise) or otherwise dispose of, or create or suffer to exist voluntarily or involuntarily any Adverse Claims upon or with respect to any of the Borrower’s assets, including, without limitation, the Collateral, any interest therein or any right to receive any amount from or in respect thereof.

9.2.2 Mergers, Acquisitions, Sales, Subsidiaries, etc. The Borrower shall not:

(a) be a party to any merger or consolidation, or directly or indirectly purchase or otherwise acquire all or substantially all of the assets or any stock of any class of, or any partnership or joint venture interest in, any other Person, except for Permitted Investments, or sell, transfer, assign, convey or lease any of its property and assets (or any interest therein) other than pursuant to, or as contemplated by, this Agreement or the other Transaction Documents;

(b) make, incur or suffer to exist an investment in, equity contribution to, loan or advance to, or payment obligation in respect of the deferred purchase price of property from, any other Person, except for Permitted Investments or pursuant to the Transaction Documents;

(c) create any direct or indirect Subsidiary or otherwise acquire direct or indirect ownership of any equity interests in any other Person other than pursuant to the Transaction Documents; or

(d) enter into any transaction with any Affiliate except for the transactions contemplated by the Transaction Documents and other transactions upon fair and reasonable terms materially no less favorable to the Borrower than would be obtained in a comparable arm’s length transaction with a Person not an Affiliate.

9.2.3 Change in Business; Change in Credit and Collection Policy. The Borrower will not make any change in the character of its business. Neither the Borrower nor the Servicer will make any change in the Credit and Collection Policy except (i) to the extent such change or amendment would not be reasonably likely to materially and adversely affect the collectibility of Receivables or to materially decrease the credit quality of any newly created Receivables or (ii) to the extent such change or amendment has been consented to by the Borrower and the Administrator (such consent by Administrator not to be unreasonably withheld or delayed).

9.2.4 Other Debt. The Borrower will not incur any Debt to any Person other than pursuant to the Transaction Documents.

9.2.5 Organizational Documents. Except as may be required by applicable law or by applicable rule, regulation or order by any Governmental Authority, the Borrower shall not amend its Organizational Documents.

9.2.6 Jurisdiction of Organization; Location of Records. The Borrower shall not change its jurisdiction of organization or permit the documents and records evidencing the Receivables to be moved unless (i) the Borrower or the Servicer, as the case may be, shall have given to the Administrator prior written notice thereof, clearly describing the new location, and (ii) the Borrower shall have taken such action, satisfactory to the Administrator, to maintain the title or ownership of the Borrower and any security interest of the Administrator, for the benefit of the Secured Parties) in the Collateral at all times fully perfected and in full force and effect. Except for servicing and collection activities performed at the locations of Originators appointed as sub-Servicers pursuant to Section 11.2.2(c), the Servicer shall not, in any event, move the location where it conducts the servicing and collection of the Receivables from the address referred to on Schedule 15.3 to this Agreement, without the prior written consent of the Administrator, which consent shall not be unreasonably withheld or delayed.

9.2.7 Financing Statements. The Borrower shall not execute any effective financing statement (or similar statement or instrument of registration under the laws of any jurisdiction) or financing statements relating to any Receivables other than the financing statements described in Section 7.1.5.

9.2.8 Business Restrictions. The Borrower shall not (i) engage in any business other than the acquisition, financing and collection of Receivables and other Collateral as permitted by its Organizational Documents, (ii) engage in any transactions or be a party to any documents, agreements or instruments, other than the Transaction Documents and those incidental to the purposes thereof, or (iii) incur any trade payables (other than for professional fees incurred in the ordinary course of business) or other liabilities (excluding liabilities incurred under and pursuant to the Transaction Documents and excluding the Obligations and Debt permitted under Section 9.2.4) if the aggregate outstanding balance of such trade payables and other liabilities would at any time equal $12,300 or more in the aggregate, provided, however, that the foregoing will not restrict the Borrower’s ability to pay servicing compensation as provided herein, and, provided, further, that so long as no Significant Event or Unmatured Significant Event shall have occurred and be continuing and the Borrower’s net worth (determined in accordance with GAAP) after giving effect thereto, is at least $7,500,000, the Borrower shall be permitted to make distributions to its equity owners to the extent permitted by applicable law and this Agreement.

9.2.9 Other Agreements; Performance Undertaking. The Borrower will not amend, restate, supplement, cancel, terminate or otherwise modify the Receivables Contribution and Sale Agreement or the Performance Undertaking, or give any consent, waiver, directive or approval thereunder or waive any default, action, omission or breach under any of the foregoing or otherwise grant any indulgence thereunder, without (in each case) the prior written consent of each of the Administrator. The Borrower hereby reaffirms the Performance Undertaking and the Intercreditor Agreement.

9.2.10 Maintenance of Ownership and Perfection. Borrower will take all necessary action to maintain the perfected security interest of the Administrative Agent (for the benefit of the Secured Parties) in and to the Collateral, free and clear of any Liens other than Liens in favor of the Administrative Agent (including, without limitation, the filing of all financing statements or other similar instruments or documents necessary under the UCC (or any comparable law) of all appropriate jurisdictions to perfect the Administrative Agent’s interest in the Collateral and such other action to perfect, protect or more fully evidence the interest of the Administrative Agent as any Agent may reasonably request).

ARTICLE X.

SIGNIFICANT EVENTS AND THEIR EFFECT

Section 10.1 Events of Default. Each of the following shall constitute an “Event of Default” under this Agreement:

10.1.1 Non-Payment of Loans, Etc. The Borrower shall fail to make any payment of any Obligation payable by the Borrower hereunder or under the other Transaction Documents, including, without limitation, any principal, interest, Fees and Indemnified Amounts (but exclusive of prepayments required by Section 4.1(d)), or shall fail to make a deposit (if any) that is required to be made hereunder when due and, in each of the foregoing cases, such failure shall continue for the lesser of (x) the cure period, if any, set forth in the specific provision requiring such payment or deposit or (y) two (2) Business Days.

10.1.2 Non-Compliance with Other Provisions. The Borrower shall:

(a) fail to perform or observe any covenant contained in Section 9.1.5(c) of this Agreement,

(b) fail to perform or observe any covenant contained in Section 9.2 of this Agreement, and such failure shall continue for three (3) Business Days, or

(c) fail to perform or observe any other term, covenant or agreement contained in this Agreement or any other Transaction Document on its part to be performed or observed and, except as provided in Section 10.2.2, any such failure shall remain unremedied for thirty (30) days.

10.1.3 Breach of Representations and Warranties. Any representation, warranty, certification or statement made by the Borrower in this Agreement, any other Transaction Document to which the Borrower is a party or in any other document delivered pursuant hereto or thereto shall prove to have been incorrect in any material respect when made or deemed made; provided that the materiality threshold in the preceding clause shall not be applicable with respect to any representation or warranty which itself contains a materiality threshold.

10.1.4 Bankruptcy. An Event of Bankruptcy shall have occurred and remained continuing with respect to the Borrower or any of its Affiliates.

10.1.5 Tax and ERISA Liens. The Internal Revenue Service shall file notice of a lien pursuant to § 6323 of the Internal Revenue Code with regard to any of the assets of the Borrower or the Pension Benefit Guaranty Corporation shall file a notice of lien pursuant to § 4068 of ERISA, with regard to any assets of the Borrower, and in either of the foregoing cases, such lien shall not have been released within fifteen (15) Business Days.

Section 10.2 Amortization Events. Each of the following shall constitute an “Amortization Event” under this Agreement:

10.2.1 Servicer Event of Default. A Servicer Event of Default shall have occurred and remained continuing.

10.2.2 Collateral Reporting. The Borrower and the Servicer shall fail to deliver any Monthly Report within two (2) Business Days after the same is due.

10.2.3 Borrowing Base Deficit. A Borrowing Base Deficit shall exist and such condition shall continue unremedied until the date on which the prepayment of Advances equal to such Borrowing Base Deficit is required to be made pursuant to Section 4.1(d).

10.2.4 Default Ratio. The Default Ratio shall equal or exceed 5.00% on a rolling three-month average basis for any Calculation Period.

10.2.5 Dilution Ratio. The Dilution Ratio shall equal or exceed 6.50% on a rolling three-month average basis for any Calculation Period.

10.2.6 Delinquency Ratio. The Delinquency Ratio shall equal or exceed 5.30% on a rolling three-month average basis for any Calculation Period.

10.2.7 Accounts Receivable Turnover Ratio. The Accounts Receivable Turnover Ratio shall be less than 5.00 for any Calculation Period.

10.2.8 Event of Default. An Event of Default shall have occurred and be continuing.

10.2.9 Validity of Transaction Documents. (a) Any Transaction Document, or any lien or security interest granted thereunder, shall (except in accordance with its terms), in whole or in part, terminate, cease to be effective or cease to be the legally valid, binding and enforceable obligation of the Borrower, the Servicer or any Originator party to such Transaction Document, (b) the Borrower, any Originator or the Servicer shall, directly or indirectly, contest in any manner the effectiveness, validity, binding nature or enforceability of any Transaction Documents, or (c) any security interest granted under any Transaction Document shall, in whole or in part, cease to be a perfected first priority security interest.

10.2.10 Termination Date. The “Termination Date” under and as defined in the Receivables Contribution and Sale Agreement shall occur.

10.2.11 Performance Undertaking. The Performance Guarantor shall fail to perform or observe any term, covenant or agreement required to be performed by it under the Performance Undertaking, or the Performance Undertaking shall cease to be effective or to be the legally valid, binding and enforceable obligation of the Performance Guarantor, or the Performance Guarantor shall directly or indirectly contest in any manner such effectiveness, validity, binding nature or enforceability.

10.2.12 Change of Control. Sunbeam shall cease to own, directly or indirectly, 100% of the outstanding voting stock of the Borrower.

10.2.13 Judgments. A final judgment or judgments for the payment of money of $12,300 or more in the aggregate (regardless of insurance coverage) shall be rendered by one or more courts, administrative tribunals or other bodies having jurisdiction against the Borrower and the same shall not be discharged (or provision shall not be made for such discharge), or a stay of execution thereof shall not be procured, within thirty (30) days from the date of entry thereof and the Borrower shall not, within said period of thirty (30) days, or such longer period during which execution of the same shall have been stayed, appeal therefrom and cause the execution thereof to be stayed during such appeal.

Section 10.3 Effect of Significant Event.

10.3.1 Optional Termination. Upon the occurrence and during the continuance of a Significant Event (other than an Event of Default described in Section 10.1.4), the Administrator may, and at the request of the Lender shall, by notice to the Borrower (a copy of which shall be promptly forwarded by the Administrator to each applicable Rating Agency), declare all or any portion of the outstanding principal amount of the Advances and other Obligations to be due and payable and/or the Lender’s Commitment (if not theretofore terminated) to be terminated by declaring the Commitment Termination Date to have occurred, whereupon the full unpaid amount of such Loans and other Obligations which shall be so declared due and payable shall be and become immediately due and payable, without further notice, demand or presentment, and/or, as the case may be, the Lender’s Commitment shall terminate.

10.3.2 Automatic Termination. Upon the occurrence of an Event of Default described in Section 10.1.4, the Commitment Termination Date shall be deemed to have occurred automatically, and all outstanding Advances and all other Obligations shall become immediately and automatically due and payable, all without presentment, demand, protest, or notice of any kind.

10.3.3 Notice to Rating Agencies. The Administrator shall notify each applicable Rating Agency of the occurrence of any continuing Significant Event, promptly following its actual knowledge thereof.

ARTICLE XI.

THE SERVICER

Section 11.1 Jarden as Initial Servicer. The servicing, administering and collection of the Receivables shall be conducted by the Person designated from time to time as the Servicer under this Agreement. Until such time following the occurrence and during the continuance of a Servicer Event of Default or an Amortization Event as the Administrator shall notify Jarden and the Borrower in writing of the revocation of such power and authority, the Borrower, the Lender and the Administrator hereby appoint Jarden to act as the Servicer under the Transaction Documents.

Section 11.2 Certain Duties of the Servicer.

11.2.1 Authorization to Act as the Borrower’s Agent. The Borrower hereby appoints the Servicer as its agent for the following purposes: (i) selecting the amount of each requested Loan and executing Borrowing Requests on behalf of the Borrower, (ii) making transfers among, deposits to and withdrawals from all deposit accounts of the Borrower for the purposes described in the Transaction Documents, (iii) arranging payment by the Borrower of all Fees, expenses, other Obligations and other amounts payable under the Transaction Documents, (iv) causing the repayment and prepayment of the Loans as required and permitted pursuant to Section 4.1 and (v) executing and preparing the Monthly Reports; provided, however, that the Servicer shall act in such capacity only as an agent of the Borrower and shall incur thereby no additional obligations with respect to any Loan, and nothing herein shall be deemed to authorize the Servicer to take any action as the Borrower’s agent which the Borrower is precluded from taking itself. The Borrower irrevocably agrees that (A) it shall be bound by all proper actions taken by the Servicer pursuant to the preceding sentence, and (B) the Administrator, the Lender and the banks holding all deposit accounts of the Borrower are entitled to accept submissions, determinations, selections, specifications, transfers, deposits and withdrawal requests, and payments from the Servicer on behalf of the Borrower.

11.2.2 Servicer to Act as Collection Agent.

(a) The Servicer shall service and administer the Receivables on behalf of the Borrower and the Administrator (for the benefit of the Secured Parties) and shall have full power and authority, acting alone and/or through sub-Servicers as provided in Section 11.2.2(c), to do any and all things which it may deem reasonably necessary or desirable in connection with such servicing and administration and which are consistent with this Agreement. Consistent with the terms of this Agreement, the Servicer may waive, modify or vary any term of any Receivable or consent to the postponement of strict compliance with any such term or in any manner, grant indulgence to any Obligor if, in the Servicer’s reasonable determination, such waiver, modification, postponement or indulgence is not materially adverse to the interests of the Borrower or the Administrator (for the benefit of the Secured Parties); provided, however, that the Servicer may not permit any modification with respect to any Receivable that would reduce the Unpaid Balance (except for actual payments thereof), or extend the due date thereof, except that the Servicer may take such actions with respect to Defaulted Receivables if such actions will, in the Servicer’s reasonable business judgment, maximize the Collections thereof. Without limiting the generality of the foregoing, the Servicer in its own name or in the name of the Borrower is hereby authorized and empowered by the Borrower when the Servicer believes it appropriate in its best judgment to execute and deliver, on behalf of the Borrower, any and all instruments of satisfaction or cancellation, or of partial or full release or discharge and all other comparable instruments, with respect to the Receivables.

(b) The Servicer shall service and administer the Receivables by employing such procedures (including collection procedures) and degree of care, in each case consistent with applicable law, with the Credit and Collection Policy and with prudent industry standards, as are customarily employed by the Servicer in servicing and administering receivables owned or serviced by the Servicer comparable to the Receivables. The Servicer shall not take any action to impair the Administrator’s (for the benefit of the Secured Parties) security interest in any Receivable, except to the extent allowed pursuant to this Agreement or required by law.

(c) At any time while Jarden is acting as the Servicer hereunder, Jarden may delegate, and Jarden hereby advises the Lender and the Administrator that it has delegated, to each of the Originators, as a sub-Servicer of the Servicer, certain of its duties and responsibilities as the Servicer hereunder. Without the prior written consent of each of the Administrator, Jarden shall not be permitted to delegate any of its duties or responsibilities as the Servicer to any Person other than (i) the Borrower, (ii) the Originators and (iii) with respect to certain Defaulted Receivables, outside collection agencies in accordance with its customary practices. Neither the Borrower nor any Originator shall be permitted to further delegate to any other Person any of the duties or responsibilities of the Servicer delegated to it by Jarden. If at any time following the occurrence and during the continuance of a Servicer Event of Default or Amortization Event, the Administrator shall designate as the Servicer any Person other than Jarden, all duties and responsibilities theretofore delegated by Jarden to the Borrower or any Originator may, at the discretion of any of the Administrator, be terminated forthwith on notice given by the Administrator to Jarden and to the Borrower and the applicable Originator. Notwithstanding the foregoing: (i) Jarden shall be and remain primarily liable to the Administrator and the Lender for the full and prompt performance of all duties and responsibilities of the Servicer hereunder, (ii) the Administrator and the Lender shall be entitled to deal exclusively with Jarden in matters relating to the discharge by the Servicer of its duties and responsibilities hereunder, (iii) the Administrator and the Lender shall not be required to give notice, demand or other communication to any Person other than Jarden in order for communication to the Servicer and its sub-Servicers or other delegate with respect thereto to be accomplished and (iv) Jarden, at all times that it is the Servicer, shall be responsible for providing any sub-Servicer or other delegate of the Servicer with any notice given to the Servicer under this Agreement.

(d) Except as provided in the penultimate sentence of the preceding clause (c), the Administrator and the Lender shall not be required to give notice, demand or other communication to any Person other than Jarden in order for communication to the Servicer and its sub-Servicer or other delegate with respect thereto to be accomplished. Jarden, at all times that it is the Servicer, shall be responsible for providing any sub-Servicer or other delegate of the Servicer with any notice given to the Servicer under this Agreement.

(e) The Servicer may take such actions as are necessary to discharge its duties as the Servicer in accordance with this Agreement, including the power to execute and deliver on behalf of the Borrower such instruments and documents as may be customary, necessary or desirable in connection with the performance of the Servicer’s duties under this Agreement (including consents, waivers and discharges relating to the Receivables).

(f) The Servicer shall keep records that readily identify and segregate transactions contemplated by this Agreement, including the identity and collection status of each Receivable purchased by the Borrower from any Originator and the Purchase Price Credits.

11.2.3 Collections.

(a) On or prior to the Closing Date, the Borrower and the Servicer shall have established and shall maintain thereafter the following system of collecting and processing Collections of Receivables: The Obligors shall be instructed to make payments of Receivables only (i) by check, draft or money order mailed to a Lock-Box listed on Schedule 8.12 (such payments, upon receipt in such a Lock-Box, being referred to herein as “Mail Payments”), or (ii) by wire transfer, SWIFT, ACH or other electronic payment to a Lock-Box Account.

(b) On or prior to the Closing Date, the Administrator shall have received a Lock-Box Agreement with respect to each Lock-Box Account. The Servicer’s right of access to any Lock-Box Account shall be revocable upon notice from the Administrator following the occurrence and during the continuance of a Servicer Event of Default, an Event of Default or an Incipient Bankruptcy (it being understood that an Incipient Bankruptcy shall not, in and of itself, lead to the Commitment Termination Date). In addition, after the occurrence and during the continuance of any Servicer Event of Default or an Event of Default, the Servicer agrees that it shall, upon the written request of all of the Administrator, notify all Obligors under Receivables to make payment thereof to (i) one or more bank accounts and/or post-office boxes designated by the Administrator and specified in such notice or (ii) any successor Servicer appointed hereunder. Neither the Administrator nor the Lender shall, inter alia, (x) take any action under Lock-Box Agreement or (y) deliver any notice to any Obligor, absent the existence of a Servicer Event of Default or an Event of Default.

(c) The Servicer shall direct each applicable depository or lockbox bank pursuant to a Lock-Box Account Agreement to remove all Mail Payments from each Lock-Box by the close of business on each Business Day and deposit the same into a Lock-Box Account. Servicer shall process all such Mail Payments, and all other payments received in any form, on the date such payment is received, by recording the amount of the payment received from the Obligor and the applicable account or invoice number.

(d) All Collections received by any Originator or the Servicer in respect of Receivables will, pending remittance to a Lock-Box Account, be held by such Originator or the Servicer in trust for the exclusive benefit of the Administrator, on behalf of the Secured Parties, and shall not be commingled with any other funds or property of any Originator or the Servicer.

(e) The Borrower and the Servicer hereby irrevocably waive any right to set-off or otherwise deduct any amount owing by or to them from any Collections received by them prior to remittance thereof in accordance with this Agreement.

(f) In performing its duties and obligations hereunder, the Servicer (i) shall not impair the rights of the Borrower or the Administrator, on behalf of the Secured Parties, in any Receivable, (ii) shall not amend the terms of any Receivable other than in accordance with the Credit and Collection Policy and this Agreement, (iii) shall not release any goods securing a Receivable from the lien created by such Receivable except as specifically provided for herein, and (iv) shall be entitled to commence or settle any legal action to enforce collection of any Receivable or to foreclose upon or repossess any goods securing such Receivable. In the event that the Servicer shall breach any of its covenants set forth in clause (i), (ii) or (iii) of this Section 11.2.3(f), the Servicer shall pay the Unpaid Balance of each Receivable affected thereby on the Distribution Date following the Calculation Period in which such event occurs. For the purposes of Section 11.7 hereof, the Servicer shall not be deemed to have breached its obligations under this Section 11.2.3(f) unless it shall fail to make such payment with respect to any Receivable affected by the Servicer’s noncompliance with clause (i), (ii) or (iii) of this Section 11.2.3(f) on such Distribution Date.

(g) All payments or other amounts collected or received by the Servicer in respect of a Receivable shall be applied to the Unpaid Balance of such Receivable.

11.2.4 Settlement. On each Distribution Date, the Servicer shall distribute the Collections in accordance with Article IV hereof.

Section 11.3 Servicing Compensation. The Servicer, as compensation for its activities hereunder, shall be entitled to receive the Servicing Fee, which shall be payable by the Borrower on each Distribution Date from Collections in accordance with Section 4.2. The Servicer shall be required to pay all expenses incurred by it in connection with its servicing activities hereunder (including payment of the fees and expenses of any sub-Servicer) and shall not be entitled to reimbursement therefor except as specifically provided herein.

Section 11.4 Agreement Not to Resign. Jarden acknowledges that the Administrator and the Lender have relied on Jarden’s agreement to act as the Servicer hereunder in their respective decisions to execute and deliver the respective Transaction Documents to which they are parties. In recognition of the foregoing, Jarden agrees not to resign as the Servicer voluntarily, except as required by law (as evidenced by the delivery of an outside opinion of counsel to the Administrator, in form and substance satisfactory to the Administrator), without the prior written consent of each of the Administrator.

Section 11.5 Designation of the Servicer. The Borrower agrees not to designate any Person other than Jarden as the Servicer without the prior written consent of each of the Administrator.

Section 11.6 Termination. The authorization of the Servicer to act on behalf of the Borrower under this Agreement and the other Transaction Documents shall terminate at the sole discretion of the Administrator upon the replacement of the Servicer by a successor Servicer selected by the Administrator following a Servicer Event of Default or another Amortization Event.

Section 11.7 Servicer Events of Default. Each of the following shall constitute a “Servicer Event of Default” under this Agreement:

11.7.1 Failure to Make Payments and Deposits. The Servicer shall fail to make any payment or deposit required to be made by it hereunder on the date when due and, in each of the foregoing cases, such failure shall continue for two (2) Business Days.

11.7.2 Non-Compliance with Other Provisions. The Servicer shall fail to perform or observe any other term, covenant or agreement contained in this Agreement or any other Transaction Document on its part to be performed or observed and any such failure shall remain unremedied for thirty (30) days.

11.7.3 Delegation. The Servicer shall delegate any of its duties hereunder, except as expressly permitted under Section 11.2.2(c) and (d).

11.7.4 Breach of Representations and Warranties. Any representation, warranty, certification or statement made by the Servicer in this Agreement, any other Transaction Document to which the Servicer is a party or in any Monthly Report or other document delivered pursuant hereto or thereto shall prove to have been incorrect in any material respect when made or deemed made; provided that the materiality threshold in the preceding clause shall not be applicable with respect to any representation or warranty which itself contains a materiality threshold.

11.7.5 Bankruptcy. An Event of Bankruptcy shall have occurred and remained continuing with respect to the Servicer or any Originator acting as a sub-Servicer.

11.7.6 Judgments. A final judgment or judgments for the payment of money in excess of $30,000,000 in the aggregate (exclusive of judgment amounts fully covered by independent third-party insurance where the insurer has not disputed or denied coverage in respect of such judgment) shall be rendered by one or more courts, administrative tribunals or other bodies having jurisdiction against Jarden and the same shall not be discharged (or provision shall not be made for such discharge), or a stay of execution thereof shall not be procured, within thirty (30) days from the date of entry thereof and Jarden shall not, within said period of thirty (30) days, or such longer period during which execution of the same shall have been stayed, appeal therefrom and cause the execution thereof to be stayed during such appeal.

11.7.7 Cross-Default to Material Debt. Failure of the Servicer or any Originator to pay any Material Debt when due; or the default by the Servicer or any Originator in the performance of any term, provision or condition contained in any agreement or agreements under which any Material Debt was created or is governed, or any other event shall occur or condition exist, the effect of which is to cause, or to permit the holder or holders of such Material Debt to cause, such Material Debt to become due prior to its stated maturity; or any Material Debt of the Servicer or any Originator shall be declared to be due and payable or required to be prepaid (other than by a regularly scheduled payment or as a result of the sale of an asset securing such Material Debt) prior to the stated maturity thereof (it being understood that Servicer Events of Default described in this Section 11.7.7 shall survive maturity or extinguishment of the related Material Debt).

At any time during the continuance of any Servicer Event of Default or an Amortization Event, the Administrator may, in its sole discretion notify the Servicer in writing of the revocation of its appointment as the Servicer hereunder. Upon revocation of the Servicer’s appointment hereunder, the Administrator shall appoint a successor Servicer. The Servicer agrees that upon receipt of written notification from the Administrator of the revocation of the Servicer’s appointment as the Servicer hereunder, the Servicer shall upon the written request of the Administrator (which request may be contained in the notification of revocation) (i) notify all Obligors under the Receivables to make payment thereof to a bank account(s) or post office box designated by the Administrator and specified in such notice, and (ii) pay to the Administrator (or its designee) immediately all Collections then held or thereafter received by the Servicer or the applicable Originator of Receivables, together with all other payment obligations of the Servicer hereunder owing to any of the Lender or the Administrator. The Servicer shall, at its sole cost and expense, cooperate with and assist the successor the Servicer (including, without limitation, providing access to, and transferring, all Receivable Files and all records (including data-processing records) relating thereto (which shall be held in trust for the benefit of the parties hereto in accordance with their respective interests) and, to the extent permissible, allowing the successor Servicer to use all licenses, hardware or software necessary or desirable to collect the Receivables) (it being understood and agreed that Jarden shall use its best efforts to obtain permission for such successor Servicer’s use of such software). Jarden irrevocably agrees to act (if requested to do so) as the data-processing agent for the successor Servicer (in substantially the same manner as Jarden conducted such data-processing functions while it acted as the Servicer). All costs and expenses incurred by the Servicer, successor Servicer, the Lender, Administrator or their respective counsel in connection with any transfer of servicing are for the account of Jarden and the Borrower, jointly and severally.

ARTICLE XII.

ADMINISTRATOR

Section 12.1 Authorization and Action.

(a) The Lender hereby appoints SunTrust Robinson Humphrey, Inc. as its Administrator for purposes of the Transaction Documents and authorizes SunTrust Robinson Humphrey, Inc. in such capacity to take such action on its behalf under each Transaction Document and to exercise such powers hereunder and thereunder as are delegated to SunTrust Robinson Humphrey, Inc., as Administrator, by the terms hereof and thereof, together with such powers as are reasonably incidental thereto.

(b) Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrator shall not have any duties or responsibilities, except those expressly set forth in the Transaction Documents to which it is a party, or any fiduciary relationship with the Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities on the part of the Administrator shall be read into any Transaction Document or otherwise exist against the Administrator.

(c) The provisions of this Article XII are solely for the benefit of the Administrator and the Lender, and neither of the Borrower nor the Servicer shall have any rights as a third-party beneficiary or otherwise under any of the provisions of this Article XII, except that this Article XII shall not affect any obligations which the Administrator or the Lender may have to either of the Borrower or the Servicer under the other provisions of this Agreement.

(d) In performing its functions and duties hereunder, the Administrator shall act solely as the agent of the Secured Parties and does not assume nor shall be deemed to have assumed any obligation or relationship of trust or agency with or for either the Borrower or the Servicer or any of their respective successors and assigns.

Section 12.2 Delegation of Duties. The Administrator may execute any of its duties under the Transaction Documents to which it is a party by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrator shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

ARTICLE XIII.

ASSIGNMENTS

Section 13.1 Restrictions on Assignments.

(a) Neither the Borrower nor Jarden may assign its rights or obligations under the Transaction Documents to which it is a party or any interest therein without the prior written consent of each of the Administrator, except to the Administrator for the benefit of the Secured Parties.

(b) Subject to the provisions of Sections 6.1 and 13.4, nothing herein shall be deemed to preclude the Lender from pledging or assigning all or any portion of its Loans to any Liquidity Bank or other Support Provider (or any successor of any thereof by merger, consolidation or otherwise) or any Affiliate of the foregoing (which may then assign all or any portion thereof so assigned or any interest therein to such party or parties as it may choose); provided, however, that so long as no Significant Event exists and is continuing, no Liquidity Bank will assign all or any portion of its Loans or Commitment to any Person without the prior written consent of the Borrower (which consent shall not be unreasonably withheld or delayed). The Administrator shall promptly provide notice of any assignment to each applicable Rating Agency and the Borrower. Subject to Section 13.2, all of the aforementioned assignments shall be upon such terms and conditions as the applicable the Lender and its assignee may mutually agree.

Section 13.2 Documentation. The Lender shall deliver to each assignee an assignment, in such form as the Lender and the related assignee may agree, duly executed by the Lender, assigning any such Loan to the assignee, and the Lender shall promptly execute and deliver all further instruments and documents, and take all further action, that the assignee may reasonably request, in order to perfect, protect or more fully evidence the assignee’s right, title and interest in and to such Loan, and to enable the assignee to exercise or enforce any rights hereunder or under the Lender Note evidencing such Loan.

Section 13.3 Rights of Assignees. Subject to the provisions of Section 13.4, upon the foreclosure of any assignment of any Loans made for security purposes, or upon any other assignment of any Loan from a the Lender pursuant to this Article XIII, the respective assignee receiving such assignment shall assume the Commitment (if any) and all other obligations of the assignor the Lender hereunder, and shall have all of the rights of a the Lender hereunder to the extent of such assignment with respect to such Loans and all references to a the Lender in Section 6.1 shall be deemed to apply to such assignee to the extent of such assignment.

Section 13.4 Transfer and Maintenance of Register. The Administrator shall maintain a register (each, a “Register”) on which it will record the Loans made to the Borrower by the Lender and each repayment in respect of the principal amount of such Loans. The Administrator shall, upon receipt of instruments evidencing the transfer of the rights to the principal of, and interest on, any Loan made by the Lender pursuant to this Agreement, record such transfer in the Register and such transfer shall be effective upon recordation. Failure to make any such recordation, or any error in such recordation shall not affect the respective the Borrower’s obligations in respect of such Loans. If the Lender sells participations in any Loan, it shall maintain a Register with respect to such participations and shall permit the transfer of such participations only if and when the transfer is recorded in the Register. The Administrator will permit the Borrower to review such Register as reasonably needed for the Borrowers to comply with its obligations under this Agreement or under any applicable law or governmental regulation or procedure.

ARTICLE XIV.

INDEMNIFICATION

Section 14.1 General Indemnity of the Borrower. Without limiting any other rights which any such Person may have hereunder or under applicable law, the Borrower hereby agrees to indemnify the Servicer and each of the Administrator, the Lender, Support Providers and each of their respective Affiliates, successors, transferees, participants and assigns and all officers, directors, shareholders, controlling persons, employees and agents of any of the foregoing (each of the foregoing Persons being individually called an “Indemnified Party”), forthwith on demand, from and against any and all damages, losses, claims, liabilities and reasonable related costs and expenses, including reasonable attorneys’ fees and disbursements (all of the foregoing being collectively called “Indemnified Amounts”) awarded against or incurred by any of them arising out of or relating to any Transaction Document or the transactions contemplated thereby, any commingling of funds (whether or not permitted hereunder), or the use of proceeds therefrom by the Borrower, including (without limitation) in respect of the funding of any Loan or in respect of any Receivable; excluding, however, (a) Indemnified Amounts to the extent a final judgment of a court of competent jurisdiction holds that such Indemnified Amounts resulted from gross negligence or willful misconduct on the part of the Indemnified Party seeking indemnification, and (b) Excluded Taxes.

Section 14.2 Indemnity of the Servicer. Without limiting any other rights which any such Person may have hereunder or under applicable law, the Servicer, hereby agrees to indemnify each Indemnified Party forthwith on demand, from and against any and all Indemnified Amounts awarded against or incurred by any of them arising from, or related to, the gross negligence or willful misconduct of the Servicer, the inaccuracy of any representation or warranty of the Servicer, or the failure of the Servicer to perform its obligations under any Transaction Document; excluding, however, (a) Indemnified Amounts to the extent determined by a court of competent jurisdiction to have resulted from gross negligence or willful misconduct on the part of any Indemnified Party, (b) Indemnified Amounts to the extent solely due to non-payment by any Obligor on account of the insolvency, bankruptcy, lack of creditworthiness, or financial inability to pay, and (c) Excluded Taxes. Anything contained in this Section 14.2 to the contrary notwithstanding: (1) the foregoing indemnification is not intended to, and shall not, constitute a guarantee of the collectibility or payment of the Receivables, and (2) nothing in this Section 14.2 shall be deemed to constitute a guarantee of principal or interest on the Loans or require the Servicer to indemnify any Indemnified Party for, and “Indemnified Amounts” shall not include the amount of any Receivables which are not collected, not paid or are otherwise uncollected on account of the insolvency, bankruptcy, lack of creditworthiness or financial inability to pay of the applicable Obligor.

ARTICLE XV.

MISCELLANEOUS

Section 15.1 No Waiver; Remedies . No failure on the part of any of the Administrator, the Lender, Indemnified Parties or Affected Parties to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise by any of them of any right, power or remedy hereunder preclude any other or further exercise thereof, or the exercise of any other right, power or remedy. The remedies herein provided are cumulative and not exclusive of any remedies provided by law. Without limiting the foregoing, each of the Liquidity Banks and Support Providers is hereby authorized by the Borrower at any time and from time to time, to the fullest extent permitted by law, to set off and apply to the Obligations any and all deposits (general or special, time or demand, provisional or final) of the Borrower at any time held and other indebtedness at any time owing by such Liquidity Bank or Support Provider to or for the credit or the account of the Borrower.

Section 15.2 Amendments, Etc.

(a) No provision of this Agreement may be amended, supplemented, modified or waived except in writing in accordance with the provisions of this Section 15.2.

(b) Neither this Agreement nor any other Transaction Document nor any provision hereof or thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower, the Servicer and the Administrator; provided, however, that no such modification or waiver shall:

(i) without the consent of the Lender, (A) extend the Stated Commitment Termination Date, the Liquidity Termination Date or the date of any payment or deposit of Collections by the Borrower or the Servicer, (B) reduce the rate or extend the time of payment of interest (or any component thereof), (C) reduce any fee payable to the Administrator for the benefit of the Lender, (D) except pursuant to Article XII hereof, change the principal amount of the Lender’s loan or Liquidity Bank’s Commitment, (E) amend, modify or waive any provision of this Section 15.2, (F) consent to or permit the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement, (G) change the definition of “Eligible Receivable,” “Yield Reserve,” “Loss Reserve,” “Aggregate Reserve Percentage” or “Delinquency Ratio,” or (H) amend or modify any defined term (or any defined term used directly or indirectly in such defined term) used in clauses (A) through (G) above in a manner which would circumvent the intention of the restrictions set forth in such clauses; or

(ii) without the written consent of the Administrator, amend, modify or waive any provision of this Agreement if the effect thereof is to affect the rights or duties of the Administrator,

and any material amendment, waiver or other modification of this Agreement shall require satisfaction of the Rating Agency Condition, to the extent the Rating Agency Condition is required of any Lender. Without limiting the generality of the foregoing, no waiver of any representation in Sections 2.1(i), (j), (w), or (x) or 4.1(k) of the Receivables Contribution and Sale Agreement, or Sections 8.9, 8.10, 8.23, 8.24, and 8.25 of this Agreement may be granted without satisfaction of the Rating Agency Condition, each of which representations shall survive termination of this Agreement and payment in full of the Obligations.

Section 15.3 Notices, Etc. All notices and other communications provided for hereunder shall, unless otherwise stated herein, be in writing (including facsimile communication) and shall be personally delivered or sent by certified mail, postage prepaid, or by facsimile, to the intended party at the address or facsimile number of such party set forth opposite its name on Schedule 15.3 hereto or at such other address or facsimile number as shall be designated by such party in a written notice to the other parties hereto. All such notices and communications shall be effective, (a) if personally delivered, when received, (b) if sent by certified mail, three Business Days after having been deposited in the mail, postage prepaid, (c) if sent by overnight courier, one Business Day after having been given to such courier, and (d) if transmitted by facsimile or e-mail, when sent, receipt confirmed by telephone or electronic means, except that Borrowing Requests shall be effective when delivered in writing in accordance with Section 2.2.

Section 15.4 Costs, Expenses and Taxes. In addition to its obligations under Section 14.1, the Borrower agrees to pay on demand:

(a) except to the extent limited by Section 9.1.11 and the Fee Letter, all reasonable costs and expenses incurred by Administrator, the Lender, the Liquidity Banks, the Support Providers and the Servicer (other than salaries or wages of employees of such Persons) in connection with (i) the preparation, execution, delivery, administration and enforcement of, or any breach of, the Transaction Documents, the Liquidity Agreements and, to the extent directly related to this Agreement, the other Program Documents (including any amendments or modifications of or supplements to the Program Documents directly related to this Agreement), including, without limitation, the reasonable fees and expenses of outside counsel to any of such Persons incurred in connection therewith, (ii) the perfection of the Administrator’s security interest in the Collateral, (iii) the maintenance of the Lock-Boxes and the Lock-Box Accounts, (iv) the audit of the books, records and procedures of Originators, the Servicer and the Borrower by the Administrator’s auditors (which may be employees of the Administrator), and (v) Rating Agency fees related to the transactions contemplated by this Agreement; and

(b) all stamp and other transactional or filing taxes and fees payable or determined to be payable in connection with the execution, delivery, filing and recording of this Agreement, the Lender Note, the other Transaction Documents, or (to the extent directly related to this Agreement) the Program Documents, and agrees to indemnify each Indemnified Party against any liabilities with respect to or resulting from any delay in paying or omission to pay such taxes and fees.

Section 15.5 Binding Effect; Survival. This Agreement shall be binding upon and inure to the benefit of the Borrower, the Lender, the Administrator and their respective successors and assigns, and the provisions of Article VI and Article XIV shall inure to the benefit of the Affected Parties and the Indemnified Parties, respectively, and their respective successors and assigns; provided, however, nothing in the foregoing shall be deemed to authorize any assignment not permitted by Article XIII. This Agreement shall create and constitute the continuing obligations of the parties hereto in accordance with its terms, and shall remain in full force and effect until such time, after the Commitment Termination Date, when all Obligations have been finally and fully paid and performed. The rights and remedies with respect to any breach of any representation and warranty made by the Borrower or the Servicer pursuant to Article VIII and the indemnification and payment provisions of Article XIV and Article VI, Sections 15.4, 15.11 and 15.12 and any breach by the Borrower or the Servicer pursuant to Sections 8.9, 8.10, 8.23, 8.24, and 8.25 shall be continuing and shall survive any termination of this Agreement and any termination of Jarden’s rights to act as the Servicer hereunder or under any other Transaction Document.

Section 15.6 Captions and Cross References. The various captions (including, without limitation, the table of contents) in this Agreement are provided solely for convenience of reference and shall not affect the meaning or interpretation of any provision of this Agreement. Unless otherwise indicated, references in this Agreement to any Section, Appendix, Schedule or Exhibit are to such Section of or Appendix, Schedule or Exhibit to this Agreement, as the case may be, and references in any Section, subsection, or clause to any subsection, clause or subclause are to such subsection, clause or subclause of such Section, subsection or clause.

Section 15.7 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 15.8 Governing Law. THIS AGREEMENT SHALL BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF (OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW) EXCEPT TO THE EXTENT THAT THE LAWS OF ANOTHER JURISDICTION GOVERN THE PERFECTION, OR THE EFFECT OF PERFECTION OR NONPERFECTION, OF THE SECURITY INTERESTS OF THE ADMINISTRATOR, FOR THE BENEFIT OF THE SECURED PARTIES.

Section 15.9 Counterparts. This Agreement may be executed by the parties hereto in several counterparts, each of which shall be deemed to be an original but all of which shall constitute together but one and the same agreement.

Section 15.10 Submission to Jurisdiction; Waiver of Trial by Jury.

(a) Each of the Borrower and the Servicer hereby submits to the nonexclusive jurisdiction of any United States District Court for the Southern District of New York and of any New York state court sitting in New York, New York for purposes of all legal proceedings arising out of, or relating to, the Transaction Documents or the transactions contemplated thereby. Each of the Borrower and the Servicer hereby irrevocably waives, to the fullest extent possible, any objection it may now or hereafter have to the venue of any such proceeding and any claim that any such proceeding has been brought in an inconvenient forum. Nothing in this Section 15.10 shall affect the right of the Administrator or the Lender to bring any action or proceeding against the Borrower or the Servicer or their respective properties in the courts of other jurisdictions.

(b) TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY HERETO IRREVOCABLY WAIVES ALL RIGHT OF TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF, OR IN CONNECTION WITH, ANY TRANSACTION DOCUMENT OR ANY MATTER ARISING THEREUNDER.

Section 15.11 No Recourse Against Lender. The obligations (if any) of the Lender under this Agreement are solely the corporate obligations of the Lender. No recourse shall be had for any obligation, covenant or agreement (including, without limitation, the payment of any amount owing in respect to this Agreement or the payment of any Fee hereunder or for any other obligation or claim) arising out of or based upon this Agreement or any other agreement, instrument or Transaction Document entered into pursuant hereto or in connection herewith against any stockholder, employee, officer, director, manager, administrator, partner or incorporator of the Lender, as such, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute or otherwise.

Section 15.12 No Proceedings. Each of the parties hereto hereby agree that it will not institute against the Lender, or join any other Person in instituting against the Lender, any insolvency proceeding (namely, any proceeding of the type referred to in the definition of Event of Bankruptcy) so long as any Commercial Paper Notes issued by the Lender shall be outstanding and there shall not have elapsed one year plus one day since the last day on which any such Commercial Paper Notes shall be outstanding. The provisions of this Section 15.12 shall survive the termination hereof.

Section 15.13 Confidentiality. Each of the Administrator and the Lender will, and will cause its affiliates, directors, officers, employees and representatives to, keep confidential, and not publish, disclose or otherwise divulge and use only in connection with this Agreement any non-public information furnished to it by Jarden, any Affiliate, any Subsidiary or any of their respective agents in respect of this Agreement that Jarden (or such other Person) identifies as being confidential at the time it furnishes the same, directly or indirectly (collectively, the “Information”), provided that nothing herein shall limit the disclosure of the Information (i) after the Information shall have been made public (other than through a violation of this Section 15.13), (ii) to the extent required by statute, rule, regulation or judicial process, (iii) to counsel and auditors for the Lender, the Bank or the Administrator solely in connection with the transactions contemplated hereby or as required for the administration of the Lender, (iv) to bank examiners (or any other regulatory authority having jurisdiction over the Lender or the Administrator), or to auditors or accountants of the Administrator and the Lender, (v) to any of the Lender’s Support Providers or Rating Agencies in connection with the transactions contemplated hereby, (vi) in connection with any litigation to which the Lender or the Administrator is a party in connection with the transactions contemplated hereby, or in connection with the enforcement of rights or remedies hereunder, or (vii) to a Subsidiary or Affiliate of the Lender for a business reason related solely to the transactions contemplated hereby, or in connection with the administration or enforcement of this Agreement or any litigation to which the Lender or the Administrator is a party in connection with the transactions contemplated hereby; provided, further, that (x) unless specifically prohibited by applicable law or court order, each the Lender and the Administrator shall, prior to disclosure thereof, notify Jarden of any request for disclosure of the Information (so that Jarden may seek to obtain a protective order in respect thereof or, at Jarden’s election, grant a waiver of compliance with this provisions of this Agreement) (A) by any

Governmental Authority or representative thereof (other than any such request in connection with an examination of the financial condition of the Lender or the Administrator by such Governmental Authority) or (B) pursuant to legal process and (y) in no event shall the Lender or the Administrator be obligated or required to return the Information furnished by Jarden.

Section 15.14 Entire Agreement. This Agreement and the other Transaction Documents executed and delivered herewith represent the final agreement among the parties hereto and thereto and may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties. There are no unwritten oral agreements among the parties.

Section 15.15 Limitation on Payments. Notwithstanding any provisions contained in this Agreement to the contrary, the Lender shall not, nor shall it be obligated to, pay any amount pursuant to this Agreement unless (a) the Lender has received funds which may be used to make such payment and which funds are not required to repay its Commercial Paper Notes and advances under its Support Agreements when due and (b) after giving effect to such payment, either (i) there is sufficient liquidity availability (determined in accordance with the Program Documents), under all of the liquidity facilities for the Lender’s commercial paper program, to pay the “Face Amount” (as defined below) of all its outstanding Commercial Paper Notes and advances under its Support Agreements when due or (ii) all of its Commercial Paper Notes and advances under its Support Agreements are paid in full. Any amount which the Lender does not pay pursuant to the operation of the preceding sentence shall not constitute a claim (as defined in §101 of the Bankruptcy Code) against or an obligation of the Lender for any such insufficiency unless and until such payment may be made in accordance with clauses (a) and (b) above. The agreements in this Section 15.15 shall survive termination of this Agreement and payment of all obligations hereunder. As used in this Section 15.15, the term “Face Amount” means, with respect to outstanding Commercial Paper Notes or advances under Support Agreements, (x) the face amount of any such Commercial Paper Notes issued on a discount basis, and (y) the principal amount of, plus the amount of all interest accrued and to accrue thereon to the stated maturity date of, any such Commercial Paper Notes issued on an interest-bearing basis or any such advances under a Support Agreement.

Section 15.16 Acknowledgment of a Notice. The Administrator and the Lender hereby acknowledge that they have been notified in writing that they will not have any recourse to the stock or assets of Jarden or any of its “Restricted Subsidiaries” as defined in that certain Indenture, dated as of April 24, 2002, among Jarden Corporation, Alltrista Newco Corporation, Alltrista Plastics Corporation, Alltrista Unimark, Inc., Alltrista Zinc Products, L.P., Caspers Tin Plate Company, Hearthmark, Inc., Lafayette Steel & Aluminum Corporation, LumenX Corporation, Penn Video, Inc., Quoin Corporation, Tilia, Inc., Tilia Direct, Inc., Tilia International, Inc., TriEnda Corporation, Unimark Plastics, Inc., and The Bank of New York, as trustee (as amended or supplemented, the “Indenture”) other than equity interest in an Unrestricted Subsidiary (as defined therein). Nothing in this Section 15.16 shall in any way be deemed to change or in any way affect any of the rights and obligations of any of the parties under any of the Transaction Documents.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the day and year first above written.

JARDEN RECEIVABLES, LLC, AS BORROWER

By:	SUNBEAM PRODUCTS, INC.
Its:	manager and sole member

By:	/s/ John E. Capps
Name:	John E. Capps
Title:	Vice President

JARDEN CORPORATION, AS INITIAL SERVICER

By:	/s/ John E. Capps
Name:	John E. Capps
Title:	Senior Vice President

THREE PILLARS FUNDING LLC, AS LENDER

By:	/s/ Doris J. Hearn
Name:	Doris J. Hearn
Title:	Vice President

SUNTRUST ROBINSON HUMPHREY, INC., AS ADMINISTRATOR

By:	/s/ Michael G. Maza
Name:	Michael G. Maza
Title:	Managing Director